Exhibit 10.25

Execution Version

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

APARTMENT TRUST OF AMERICA, INC.,

2335887 LIMITED PARTNERSHIP,

DK LANDMARK, LLC

AND

SOLELY FOR CERTAIN LIMITED PURPOSES SET FORTH HEREIN,

ELCO LANDMARK RESIDENTIAL HOLDINGS LLC

Dated as of August 3, 2012

TABLE OF CONTENTS

ARTICLE I. Interpretation		2
1.1	Certain Definitions	2
1.2	Construction	10

ARTICLE II. Purchase and Sale of Securities		10

2.1	Purchase and Sale of Securities	10
2.2	Purchase Price	11
2.3	Closing	11
2.4	Closing Procedures	11

ARTICLE III. Representations and Warranties of the Corporation		12

3.1	Incorporation of Representations and Warranties in Master Agreement and DeBartolo Contribution Agreements	12
3.2	Authorization of Agreement	12
3.3	Consents and Approvals	13
3.4	No Conflicts; No Violations	13
3.5	Capitalization	13
3.6	Authorization of Preferred Stock	14
3.7	Absence of Undisclosed Liabilities	14
3.8	Indebtedness	15
3.9	FF&E	15
3.10	Investment Company	15
3.11	Compliance	15
3.12	Insurance	15
3.13	Solvency	15
3.14	Private Placement	16
3.15	Registration Rights	16
3.16	Waiver of Ownership Limits	16
3.17	Application of Takeover Protections	16
3.18	Matters Relating to Contributed Entities and Contributed Properties	16
3.19	Certain Fees	18
3.20	Acknowledgment Regarding Purchasers’ Purchase of Securities	18

ARTICLE IV. Representations and Warranties of the Purchasers		19

4.1	Organization	19
4.2	Authorization	19
4.3	Consents and Approvals	19
4.4	No Conflicts	20
4.5	Brokers’ Fees	20
4.6	Securities Law Matters	20
4.7	Patriot Act.	20
4.8	Special Representation by OPTrust	21
4.9	No Other Representations or Warranties	21

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ARTICLE V. Covenants During Restricted Period		21

5.1	Conduct of the Business	21
5.2	Master Agreement and DeBartolo Contribution Agreements	22
5.3	Notification	22
5.4	Lender Consents	22
5.5	Information and Access Relating to Alternate Properties	23

ARTICLE VI. Conditions Precedent to Closing		23

6.1	Conditions Precedent to the Corporation’s Obligations	23
6.2	Conditions Precedent to the Purchasers’ Obligations	24

ARTICLE VII. [Intentionally Omitted]		25

ARTICLE VIII. Closing Deliveries		25

8.1	Items to Be Delivered by the Corporation	25
8.2	Items to Be Delivered by the Purchasers	27
8.3	Items to Be Delivered by ELRH	27
8.4	Additional Items to Be Delivered by DeBartolo	28

ARTICLE IX. Other Agreements of the Parties		28

9.1	All Reasonable Efforts; Further Assurances	28
9.2	Notification	28
9.3	Issuance of Preferred Stock	28
9.4	Public Announcements	29
9.5	Confidentiality	29
9.6	Title to Acquired Properties	29
9.7	Transfer Taxes	30
9.8	Transfer Restrictions	30
9.9	Pre-emptive Right	32
9.10	No Impairment	34
9.11	Director and Officer Insurance	34
9.12	Access	35
9.13	Amendments to Transaction Documents	35
9.14	Integration	35
9.15	Appraisal	36
9.16	Use of Proceeds	36
9.17	Other Reporting Obligations	37
9.18	Affiliate Transactions	38
9.19	Investment Company Act	38

ARTICLE X. Survival and Indemnification		39

10.1	Survival of Representations, Warranties, and Covenants	39
10.2	Indemnification	39
10.3	Procedures for Third-Party Claims	41
10.4	Direct Claims	42
10.5	Certain Other Matters	42

ARTICLE XI. Miscellaneous		42

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11.1	Amendments	42
11.2	Assignment	42
11.3	Binding Effect	43
11.4	Counterparts	43
11.5	Entire Agreement	43
11.6	Fees and Expenses	43
11.7	Governing Law	43
11.8	Headings	43
11.9	Jurisdiction	43
11.10	Notices	44
11.11	No Recourse	45
11.12	Severability	46
11.13	Specific Performance	46
11.14	Third-Party Beneficiaries	46
11.15	Waiver	46

Index of Schedules

Schedule A:	Use of Proceeds

Schedule B:	Existing Properties and Existing ATA Indebtedness

Schedule C:	Planned Contributed Properties

Schedule 3.3:	Consents and Approvals

Schedule 3.4:	No Conflicts; No Violations

Schedule 3.18 (b):	Other Third Party Approvals and Consents

Index of Exhibits

Exhibit A:	Series A Preferred Articles Supplementary

Exhibit B:	Series B Preferred Articles Supplementary

Exhibit C:	Form of Warrant

Exhibit D-1:	Form of Opinion of Counsel to Corporation

Exhibit D-2:	Form of Opinion of Tax Counsel to Corporation (Morris, Manning and Martin LLP)

Exhibit D-3:	Form of Opinion of Tax Counsel to Corporation (Hunton & Williams LLP)

Exhibit D-4:	Form of Opinion of Maryland Counsel to Corporation

Exhibit E:	Form of Registration Rights Agreement

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Exhibit F:	Form of Corporate Governance Agreement

Exhibit G:	Form of Indemnification Agreement

Exhibit H:	Form of REIT Ownership Limit Waiver

-iv-

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 3, 2012, by and among APARTMENT TRUST OF AMERICA, INC., a Maryland corporation (the “Corporation”), 2335887 LIMITED PARTNERSHIP, an Ontario limited partnership (“OPTrust”), DK LANDMARK, LLC, a Florida limited liability company (“DeBartolo” and, together with OPTrust, the “Purchasers” and each a “Purchaser”), and ELCO LANDMARK RESIDENTIAL HOLDINGS LLC, a Delaware limited liability company (“ELRH”), solely for the purposes of Section 5.4 (Lender Consents), Section 6.2(b), Section 8.2(e), Section 8.2(f), Section 8.3 (Items to Be Delivered by ELRH), Section 9.12 (Access), Section 9.16 (Use of Proceeds), Section 9.18 (Affiliate Transactions), Section 10.2(b) (and the other provisions of Article X (Survival and Indemnification) to the extent relating thereto) and Article XI (Miscellaneous), and the definitions and other provisions of Article I (Interpretation) to the extent relating to any of the foregoing.

R E C I T A L S

WHEREAS, in connection with the transactions contemplated hereby and by that certain Master Contribution and Recapitalization Agreement, dated as of the date hereof, by and among the Corporation, Apartment Trust of America Holdings, L.P., a Virginia limited partnership (the “Operating Partnership”), ELRH and Elco Landmark Residential Management LLC (the “Master Agreement”), the Corporation has created the following new series of Preferred Stock of the Corporation: (i) a series of Preferred Stock designated as 9.75% Series A Cumulative Non-Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), created by filing with the Department of Assessments and Taxation of the State of Maryland (the “Department”) an articles supplementary in the form attached hereto as Exhibit A (the “Series A Preferred Articles Supplementary”) in accordance with the Maryland General Corporation Law (the “MGCL”), and (ii) a series of Preferred Stock designated as 9.75% Series B Cumulative Non-Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), created by filing with the Department an articles supplementary in the form attached hereto as Exhibit B (the “Series B Preferred Articles Supplementary”) in accordance with the MGCL;

WHEREAS, in connection with the transactions contemplated hereby and by the Master Agreement, the Corporation has entered into two separate Interest Contribution Agreements, dated as of the date hereof, by and among the Corporation, the Operating Partnership, one or more of DeBartolo and its Affiliates, and the other parties thereto, if any (each a “DeBartolo Contribution Agreement” and collectively the “DeBartolo Contribution Agreements”), relating to the contribution to the Operating Partnership of two properties owned by DeBartolo and its Affiliates;

WHEREAS, on the terms and subject to the conditions set forth herein, the Corporation desires to issue and sell to OPTrust, and OPTrust desires to purchase and acquire from the Corporation, four million (4,000,000) shares of Series A Preferred Stock on the Closing Date (as defined below) (collectively, the “Series A Preferred Shares”), together with warrants reflecting 100% warrant coverage to acquire shares of Common Stock (as defined below) in the form attached hereto as Exhibit C (each a “Warrant”);

WHEREAS, on the terms and subject to the conditions set forth herein, the Corporation desires to issue and sell to DeBartolo, and DeBartolo desires to purchase and acquire from the Corporation, one million (1,000,000) shares of Series B Preferred Stock on the Closing Date (collectively, the “Series B Preferred Shares” and, together with the Series A Preferred Shares, the “Preferred Shares”), together with Warrants; and

WHEREAS, the Purchasers and the Corporation acknowledge and agree that the proceeds of the Preferred Shares sold pursuant to this Agreement shall be used solely for the purposes set forth expressly herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

Interpretation

1.1 Certain Definitions. The following terms shall have the meanings set forth below:

“Adjusted Full Contribution” means, with respect to either OPTrust or DeBartolo, Full Contribution, with the share number threshold specified therein adjusted for purposes of this definition by: (i) increasing such threshold by the aggregate number of shares of Common Stock and limited partnership interest units in the Operating Partnership, if any, issued in respect of the contribution pursuant to the Master Agreement, consummated on or prior to the Outside Date, of any Alternate Property without the prior written consent of each of OPTrust and DeBartolo, including the terms of such contribution and the Agreed Share Value of such Alternate Property and any Indebtedness in respect thereof (which consent will not be unreasonably conditioned, delayed, or withheld), (ii) with respect to OPTrust only, reducing such threshold by a number of shares equal to 2,883,894 in the event that the contribution of the Planned Contributed Property identified on Schedule C hereto as “Creekside Grand” shall not have been consummated on or prior to the Outside Date as a result of the breach by any of OPTrust and its Affiliates of any obligations under any agreement relating to such contribution, (iii) with respect to DeBartolo only, reducing such threshold by a number of shares equal to 747,932 in the event that the contribution of the Planned Contributed Property identified on Schedule C hereto as “Bay Breeze Villas” shall not have been consummated on or prior to the Outside Date as a result of the breach by any of DeBartolo and its Affiliates of any obligations under any agreement relating to such contribution, and (iv) with respect to DeBartolo only, reducing such threshold by a number of shares equal to 353,755 in the event that the contribution of the Planned Contributed Property identified on Schedule C hereto as “Esplanade” shall not have been consummated on or prior to the Outside Date as a result of the breach by any of DeBartolo and its Affiliates of any obligations under any agreement relating to such contribution.

“Adjusted Full Contribution Date” means, with respect to either OPTrust or DeBartolo, the date, if any, as of which Adjusted Full Contribution with respect to such Purchaser shall have been achieved.

“Affiliate” means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise. For purposes of this Agreement, other than for purposes of the definition of “Related Person” and except as otherwise expressly provided, the Affiliates of ELRH shall be limited to Joseph G. Lubeck, Elco Holdings Ltd. and their respective controlled Affiliates.

“Agreed Share Value” has the meaning ascribed thereto in the Master Agreement as of the date hereof without giving effect to any amendment, modification or waiver thereof.

“Alternate Property” means any multifamily residential property (other than a Planned Contributed Property) that is contributed or proposed to be contributed to the Operating Partnership pursuant to the Master Agreement in accordance with the terms thereof without giving effect to any amendment, modification or waiver thereof.

“Business Day” means each day, other than a Saturday or a Sunday, that is not a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.

“Capital Stock” means all classes or series of stock of the Corporation, including, without limitation, Common Equity, Series A Preferred Stock and Series B Preferred Stock.

“Charter” means the Articles of Amendment and Restatement of the Corporation dated as of July 18, 2006, as amended by the Articles of Amendment dated as of December 7, 2007, the Second Articles of Amendment dated as of June 22, 2010 and the Third Articles of Amendment dated as of December 28, 2010, and as further contemplated to be amended pursuant to the Master Agreement, and as the same may thereafter be amended or restated.

“Closing” has the meaning ascribed to it in Section 2.3.

“Closing Date” has the meaning ascribed to it in Section 2.3.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Equity” means all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Closing Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

“Common Stock” means the common stock, $.01 par value per share, of the Corporation.

“Conduct of Business Covenants” has the meaning ascribed to it in Section 5.1.

“Contract” has the meaning ascribed thereto in the Master Agreement as of the date hereof without giving effect to any amendment, modification or waiver thereof.

“Contributed Entity” means an entity that wholly owns, directly or indirectly, a Contributed Property.

“Contributed Property” means (i) each Planned Contributed Property (except for any such property that becomes an Excluded Property under the Master Agreement pursuant to its terms as of the date hereof without giving effect to any amendment, modification or waiver thereof) and (ii) each Alternate Property (if any), that becomes a Contributed Property under the Master Agreement pursuant to its terms as of the date hereof without giving effect to any amendment, modification or waiver thereof.

“Corporation” has the meaning ascribed to it in the preamble to this Agreement.

“DeBartolo” has the meaning ascribed to it in the preamble to this Agreement.

“DeBartolo Contribution Agreement” and “DeBartolo Contribution Agreements” have the meanings ascribed to such terms in the recitals to this Agreement.

“Department” has the meaning ascribed to it in the recitals to this Agreement.

“Direct Claim” has the meaning ascribed to it in Section 10.4.

“Domestically Controlled REIT” shall mean a REIT that is a “domestically controlled qualified investment entity” meeting the ownership requirements of Code section 897(h)(4)(B).

“ELRH” has the meaning ascribed to it in the preamble to this Agreement.

“Environmental Law” and “Environmental Laws” have the respective meanings ascribed to them in Section 3.18(c).

“Equity Interest” means (i) in the case of a corporation, shares of stock, (ii) in the case of a general or limited partnership, partnership interests, (iii) in the case of a limited liability company, limited liability company interests, (iv) in the case of a trust, beneficial interests therein, and (v) in the case of any other Person that is not an individual, the comparable interests therein.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Order” has the meaning ascribed to it in Section 4.7(a).

“Exercise Period” has the meaning ascribed to it in Section 9.9(b).

“Full Contribution” means the contribution, in the aggregate, of (i) Contributed Properties, and/or (ii) cash paid to purchase Capital Stock or Warrants, resulting in the contributors thereof owning, directly or beneficially, at least 13,400,000 shares of Common Stock in the aggregate (assuming (x) conversion of each interest in the Operating Partnership acquired pursuant to the Master Agreement directly or beneficially by each contributor thereof into one share of Common Stock and (y) conversion or exercise of any other securities acquired pursuant to the Master Agreement that are convertible into, or exercisable for, Common Stock).

“Fully Exercising ROFO Holder” has the meaning ascribed to it in Section 9.9(b).

“GAAP” means generally accepted accounting principles in the United States.

“Government Approval” means any authorization, consent, approval, waiver, exception, variance, order, exemption, publication, filing, declaration, concession, grant, franchise, agreement, permission, permit, or license of, from or with any Governmental Entity, the giving notice to or registration with any Governmental Entity or any other action in respect of any Governmental Entity.

“Governmental Entity” means (a) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental agency, department, board, commission or other instrumentality, whether national, territorial, federal, state, provincial, local, supranational or other authority, (b) any organization of multiple nations, or (c) any tribunal, court or arbitrator of competent jurisdiction.

“Governance Agreement” has the meaning ascribed to it in Section 8.1(k).

“Hazardous Materials” has the meaning ascribed to it in Section 3.18(c).

“IFRS” has the meaning ascribed to it in Section 9.17(b)(ii).

“Indebtedness” has the meaning ascribed thereto in the Series A Preferred Articles Supplementary.

“Indemnitee” means any Person entitled to indemnification under this Agreement.

“Indemnitor” means any Person required to provide indemnification under this Agreement.

“Indemnity Payment” means any amount of Losses required to be paid pursuant to this Agreement.

“Law” means mean (a) any constitution applicable to, and any statute, treaty, rule, regulation, ordinance, or requirement of any kind of, any Governmental Entity, (b) principles of common law, and (c) any Order.

“Lender Approval” has the meaning ascribed thereto in the Master Agreement or the applicable DeBartolo Contribution Agreement, as the case may be, as of the date hereof without giving effect to any amendment, modification or waiver thereof.

“Lien” means any security interest, lien, pledge, charge, encumbrance, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, or obligation, whether or not relating in any way to credit or the borrowing of money.

“Losses” means any and all direct and reasonable indirect damages (but excluding any consequential, special or punitive damages, unless such damages are actually incurred by a party in connection with any Proceedings in respect of such party is entitled to be indemnified hereunder in which case such damages shall be included), fines, penalties, deficiencies, liabilities, claims, losses (including loss of value), judgments, awards, settlements, taxes, actions, obligations and costs and expenses in connection therewith (including, without limitation, interest, court costs and fees and expenses of attorneys, accountants and other experts, or any other expenses of litigation or other Proceedings or of any default or assessment).

“Master Agreement” has the meaning ascribed to it in the recitals to this Agreement.

“Material Adverse Effect” means any result, occurrence, fact, change or event (whether or not known or foreseeable as of the date of this Agreement) that, individually, or in the aggregate with any such other results, occurrences, facts, changes, or events, has a material adverse effect on (i) the earnings, business affairs, business prospects, assets, properties, condition (financial or otherwise) or results of operations of the Corporation and its Subsidiaries, taken as a whole, or (ii) the ability of the Corporation and its Affiliates to perform in a timely manner their obligations under this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby or thereby; provided that, without limitation to the foregoing, it is understood and agreed that each of the following shall be deemed a Material Adverse Effect under this Agreement: (x) an “ATA Material Adverse Effect” (as defined in the Master Agreement on the date hereof without giving effect to any amendment, modification or waiver thereof), (y) a “Portfolio Material Adverse Effect” (as defined in the Master Agreement on the date hereof without giving effect to any amendment, modification or waiver thereof), and (z) a material adverse effect on the value of the Contributed Properties, taken as a whole.

“MGCL” has the meaning ascribed to it in the recitals to this Agreement.

“New Securities” has the meaning ascribed to it in Section 9.9(a).

“Offer Notice” has the meaning ascribed to it in Section 9.9(a).

“Operating Partnership” has the meaning ascribed to it in the recitals to this Agreement.

“OPTrust” has the meaning ascribed to it in the preamble to this Agreement.

“Order” means any decree, injunction, judgment, order, ruling, writ, assessment or arbitration award of a Governmental Entity, arbitrator or arbitral body, commission or self-regulatory organization, whether arising from a Proceeding or applicable Law.

“Organizational Documents” means, with respect to a corporation, limited liability company, partnership, or other legally authorized incorporated or unincorporated entity, (i) the articles of incorporation, certificate of incorporation, articles of organization, articles of association, articles supplementary, certificate of limited partnership or other applicable organizational or charter documents relating to the creation or organization of such entity, together with any amendment or supplement to any of the foregoing and (ii) the bylaws, operating agreement, partnership agreement, or other applicable documents relating to the operation, governance or management of such entity, including any security holders’ agreement, voting agreement, voting trust agreement, joint venture agreement or registration rights agreement, together with any amendment or supplement to any of the foregoing.

“Originating Proceedings” has the meaning ascribed to it in Section 10.2(a)(iv).

“Outside Date” has the meaning ascribed to it in Section 5.4.

“Patriot Act” has the meaning ascribed to it in Section 4.7(a).

“Permitted Encumbrances” (i) with respect to any Contributed Property, has the meaning ascribed thereto in the Master Agreement or the applicable DeBartolo Contribution Agreement, as the case may be, as of the date hereof without giving effect to any amendment, modification or waiver thereof, and (ii) with respect to any other property, has the meaning ascribed thereto in the Master Agreement as of the date hereof without giving effect to any amendment, modification or waiver thereof, mutatis mutandis.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other entity.

“Planned Contributed Property” means any property identified on Schedule C hereto that is hereafter acquired by, or contributed to, the Corporation or any of its Subsidiaries pursuant to or as contemplated by the Master Agreement as of the date hereof without giving effect to any amendment, modification or waiver thereof.

“Preferred Equity Securities” means (i) any and all shares of Capital Stock ranking senior to the Common Equity in respect of the right to receive dividends or the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation or the right of redemption thereof, and (ii) any and all securities of the Corporation convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.

“Preferred Shares” has the meaning ascribed to it in the recitals to this Agreement.

“Preferred Stock” has the meaning ascribed to it in the recitals to this Agreement.

“Pro Rata Portion” means with respect to any ROFO Holder, a fraction (i) the numerator of which is the total number of shares of Preferred Stock held by such ROFO Holder and its Affiliates on the date of calculation of the Pro Rata Portion and (ii) the denominator of which is the total number of shares of Preferred Stock outstanding on such date.

“Proceeding” means any action, claim, audit or other inquiry, hearing, investigation, suit or other charge or proceeding (whether civil, criminal, administrative, investigative, formal or informal) by or before any Governmental Entity or before an arbitrator or arbitral body or mediator.

“Proceeds Accounts” has the meaning ascribed to it in Section 9.16.

“Purchaser” has the meaning ascribed to it in the preamble to this Agreement.

“Purchaser Documents” has the meaning ascribed to it in Section 4.2.

“Put and ROFR Agreements” means the Series A Put and ROFR Agreement and the Series B Put and ROFR Agreement.

“Receiving Party” has the meaning ascribed to it in Section 9.5.

“Refinancing” has the meaning ascribed thereto in the Master Agreement as of the date hereof without giving effect to any amendment, modification or waiver thereof.

“Registration Rights Agreement” has the meaning ascribed to it in Section 8.1(j).

“Regulations” means the Treasury Regulations promulgated under the Code as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).

“Representative” has the meaning ascribed to it in Section 10.2(a)(iv).

“REIT” means any real estate investment trust complying with the requirements of Sections 856 through 860 of the Code and the Regulations related thereto.

“REIT Ownership Limit Waiver” has the meaning ascribed to it in Section 8.1(n).

“Related Person” means any employee, officer, or director of any of the Corporation and its Subsidiaries, any member of his or her immediate family, or any Person controlled by any of the foregoing Persons.

“Restricted Period” means the period from the Closing Date through the earliest to occur of (i) the date as of which Adjusted Full Contribution with respect to both OPTrust and DeBartolo shall have been achieved, (ii) the redemption of all Preferred Shares, (iii) such time as the Series A Preferred Shares cease to be held exclusively by one or more of OPTrust and its Affiliates and the Series B Preferred Shares cease to be held exclusively by one or more of DeBartolo and its Affiliates, and (iv) the later of (A) the first anniversary of the Closing Date and (B) if the Contribution Put Right (as defined in either Put and ROFR Agreement) is exercised, the date on which the Put Closing (as defined in such Put and ROFR Agreement) occurs under such Put and ROFR Agreement.

“ROFO Holder” has the meaning ascribed to it in Section 9.9(a).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the U.S. Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

“SEC Reports” means, collectively, all reports, schedules, forms, statements and other documents required by the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder to be filed or furnished by the Corporation, including, without limitation, proxy information and solicitation materials, in each case, in the form and with the substance prescribed by either such Act or such rules or regulations.

“Securities” means the Preferred Shares and the Warrants issued as of the Closing Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Articles Supplementary” has the meaning ascribed to it in the recitals to this Agreement.

“Series A Preferred Shares” has the meaning ascribed to it in the recitals to this Agreement.

“Series A Preferred Stock” has the meaning ascribed to it in the recitals to this Agreement.

“Series A Put and ROFR Agreement” means the Put and ROFR Agreement, dated as of the date hereof, by and among OPTrust, Joseph G. Lubeck and Elco North America, Inc.

“Series A Warrant” means a warrant in the series of Warrants to be attached to the Series A Preferred Shares.

“Series B Preferred Articles Supplementary” has the meaning ascribed to it in the recitals to this Agreement.

“Series B Preferred Shares” has the meaning ascribed to it in the recitals to this Agreement.

“Series B Preferred Stock” has the meaning ascribed to it in the recitals to this Agreement.

“Series B Put and ROFR Agreement” means the Put and ROFR Agreement, dated as of the date hereof, by and among DeBartolo, Joseph G. Lubeck and Elco North America, Inc.

“Series B Warrant” means a warrant in the series of Warrants to be attached to the Series B Preferred Shares.

“Specified SEC Reports” means the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011, and any and all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, in each case, filed after December 31, 2011 and prior to the Closing Date (excluding disclosures in the “Risk Factors” sections of any such SEC Reports).

“Subsidiary” means (i) in respect of the Corporation, any “subsidiary” of the Corporation as such term is defined in Rule 1-02 of Regulation S-X, including, without limitation, the Operating Partnership, and (ii) in respect of any other Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person), (A) owns capital stock or other Equity Interest having ordinary voting power to elect a majority of the board of directors (or equivalent) of such Person, (B) controls the management of which, directly or indirectly, through one or more intermediaries, (C) directly or indirectly through Subsidiaries owns more than 50% of the Equity Interests or (D) is a general partner.

“Third-Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement or an Affiliate of a party to this Agreement.

“Transaction Documents” means, collectively, this Agreement, the stock certificates representing the Preferred Shares, the Warrants, the Series A Preferred Articles Supplementary, the Series B Preferred Articles Supplementary, the Registration Rights Agreement, the Governance Agreement, the Put and ROFR Agreements, the Master Agreement, the DeBartolo Contribution Agreements and each other document, instrument, certificate, or agreement to be issued or executed by the parties pursuant to this Agreement or any other agreement referred to above to effect the transactions contemplated hereby or thereby.

“Use of Proceeds Schedule” has the meaning ascribed to it in Section 9.16.

“Warrant” has the meaning ascribed to it in the recitals to this Agreement.

1.2 Construction.

(a) All References to “Articles,” “Sections,” “Schedules,” and “Exhibits” contained in this Agreement are, unless expressly stated otherwise herein, references to articles, sections, schedules, or exhibits of or to this Agreement.

(b) In this Agreement, unless the context clearly requires otherwise, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) “day” means a calendar day; (ii) “U.S.” or “United States” means the United States of America; (iv) “including” or “include” mean “including without limitation” or “include without limitation”; (v) “dollar” or “$” means lawful currency of the United States; and (vi) references to specific Laws (such as the MGCL, the Code, and ERISA), or to specific sections or provisions of Laws, apply to the respective U.S. or state Laws that bear the names so specified and to any succeeding Law, section, or provision corresponding thereto and the rules and regulations promulgated thereunder.

ARTICLE II.

Purchase and Sale of Securities

2.1 Purchase and Sale of Securities. Subject to the terms and conditions set forth herein, on the Closing Date:

(a) the Corporation shall issue, sell, and deliver:

(i) to OPTrust, and OPTrust shall purchase and acquire from the Corporation, four million (4,000,000) shares of Series A Preferred Stock together with a Series A Warrant having warrant coverage equal to the aggregate purchase price in respect of such shares of Series A Preferred Stock; and

(ii) to DeBartolo, and DeBartolo shall purchase and acquire from the Corporation, one million (1,000,000) shares of Series B Preferred Stock together with a Series B Warrant having warrant coverage equal to the aggregate purchase price in respect of such shares of Series B Preferred Stock; and

(b) the Corporation shall pay:

(i) to OPTrust a purchase fee equal to the aggregate sum of one percent (1%) of the Liquidation Preference (as defined in the Series A Preferred Articles Supplementary) of all shares of Series A Preferred Stock sold to OPTrust on the Closing Date; and

(ii) to DeBartolo a purchase fee equal to the aggregate sum of one percent (1%) of the Liquidation Preference (as defined in the Series B Preferred Articles Supplementary) of all shares of Series B Preferred Stock sold to DeBartolo on the Closing Date.

2.2 Purchase Price. On the terms and subject to the conditions set forth herein, the consideration to be paid to the Corporation at the Closing by each Purchaser for the sale and purchase of the Securities as contemplated herein shall be the aggregate sum of the Liquidation Preference (as defined in the applicable Articles Supplementary) for each share of Preferred Stock sold by the Corporation and purchased by such Purchaser on the Closing Date. Any purchase price paid to the Corporation as set forth in this Section 2.2 shall be paid by wire transfer of immediately available funds to the Corporation’s account designated by the Corporation in writing at least two (2) Business Days prior to the Closing Date.

2.3 Closing. The closing of the purchase and sale of the Securities as set forth in Section 2.1 (the “Closing”) shall take place on the date hereof at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166, or such other mutually agreed upon location, only as a part of, and simultaneously with, the Initial Closing under the Master Agreement, provided that all of the conditions contained in Article VI have been satisfied or waived by such date (other than those conditions to be satisfied on the Closing Date, as defined below). The date of the Closing is referred to herein as the “Closing Date.”

2.4 Closing Procedures. All actions to be taken and all documents to be executed and delivered by the parties in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to the other parties and their respective counsel. All actions to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed and delivered simultaneously at the Closing, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed, and delivered.

ARTICLE III.

Representations and Warranties of the Corporation

The Corporation hereby makes the following representations and warranties to each of the Purchasers (except that (i) the representations and warranties set forth in Section 3.1 hereof (to the extent incorporated by reference therein from Section 6.1 of each of the DeBartolo Contribution Agreements) and (ii) the representations and warranties set forth in Section 3.18 hereof (to the extent relating to any of DeBartolo and its Affiliates, the DeBartolo Contribution Agreements, and the Contributed Properties and Contributed Entities that are the subject of the DeBartolo Contribution Agreements), in each case, are made by the Corporation solely to OPTrust and not to DeBartolo, and with respect to DeBartolo shall be deemed for all purposes not to have been made by the Corporation, notwithstanding anything to the contrary herein or in any certificate, instrument or other document delivered pursuant hereto):

3.1 Incorporation of Representations and Warranties in Master Agreement and DeBartolo Contribution Agreements.

(a) The Corporation hereby makes to each of the Purchasers each of the representations and warranties set forth in Articles IV, V and VI of the Master Agreement and each of the representations and warranties set forth in Section 6.1 of each of the DeBartolo Contribution Agreements, all of which are hereby incorporated by reference (together with (i) any definitions therein necessary to give effect to such representations and warranties and (ii) any disclosure schedules thereto modifying or referenced by such representations and warranties), mutatis mutandis, including to reflect that documents stated therein to have been furnished or made available to any of the Corporation, ELRH and their respective Affiliates shall have been furnished or made available to the Purchasers; provided that any reference to any “ATA Material Adverse Effect” or any “Portfolio Material Adverse Effect” or any “Material Adverse Change” in any such representations and warranties shall be deemed to include also any matter described in clause (ii) of the definition of “Material Adverse Effect” herein. For the avoidance of doubt, in the case of representations and warranties made in the Master Agreement or the DeBartolo Contribution Agreements by any entity other than the Corporation or the Operating Partnership, the Corporation hereby makes to the Purchasers, for purposes of this Agreement, those same representations and warranties, verbatim, in place of such other entities.

(b) As used in this Article III with respect to the Corporation, the term “knowledge” shall have the meaning ascribed thereto in the Master Agreement on the date hereof without giving effect to any amendment, modification or waiver thereof.

3.2 Authorization of Agreement. The Corporation has the requisite corporate power to execute and deliver this Agreement and each other Transaction Document to be executed by it and to perform its obligations hereunder and thereunder. Each Subsidiary of the Corporation that is party to any Transaction Document has the requisite limited partnership (or equivalent) power to execute and deliver each Transaction Document to be executed by it and to perform its obligations thereunder. The execution and delivery by the Corporation of this Agreement and each other Transaction Document to be executed by it and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Corporation. The execution and delivery by each Subsidiary of the Corporation that is party to any Transaction Document of each Transaction Document to be executed by it and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary limited partnership (or equivalent) action on the part of the such Subsidiary. This Agreement has been, and each Transaction Document to be executed by the Corporation or any Subsidiary of the Corporation will be, duly executed and delivered by a duly authorized officer of the Corporation (on its own behalf or indirectly on behalf of such Subsidiary, as the case may be) and constitute valid and binding obligations of the Corporation or such Subsidiary, as the case may be, enforceable against the Corporation or such Subsidiary, respectively, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.3 Consents and Approvals. Except as set forth on Schedule 3.3, no consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any Person or Governmental Entity (including any consent, approval, waiver, or authorization in respect of any contract, license or permit) is required to be obtained or made by or in respect of the Corporation or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document by the Corporation or any of its Subsidiaries, the performance by the Corporation or any of its Subsidiaries of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby, other than (i) if required, the filing of a Form D with the SEC and filings with any applicable state securities regulatory authorities and (ii) those made or obtained prior to the Closing.

3.4 No Conflicts; No Violations. The execution and delivery of this Agreement does not (and of each other Transaction Document will not), and neither will the performance by the Corporation or any of its Subsidiaries of their respective obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby on the terms and conditions set forth herein and therein (i) conflict with the Organizational Documents of the Corporation or any of its Subsidiaries, (ii) except as set forth on Schedule 3.4, conflict with, result in any violation of, constitute a default (with or without notice, the passage of time or both) under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any contract to which the Corporation or any of its Subsidiaries is a party or by which any of its assets or properties may be bound, (iii) violate, constitute a default (with or without notice, the passage of time or both) under, or cause the forfeiture, impairment, non-renewal, revocation, or suspension of any license or permit necessary for the conduct of the business of the Corporation or any of its Subsidiaries in compliance with all Laws, (iv) violate any Order of any Governmental Entity applicable to the Corporation or any of its Subsidiaries, (v) violate any Law applicable to the Corporation or any of its Subsidiaries, or (vi) result in the creation of any Lien upon any of the assets or properties of the Corporation or any of its Subsidiaries, except, in the case of clauses (ii) through (vi), as could not reasonably be expected to have a Material Adverse Effect.

3.5 Capitalization. Except as set forth in the Specified SEC Reports or in the Transaction Documents, there are (i) no authorized or outstanding securities, rights (preemptive or other), subscriptions, calls, commitments, warrants, options, or other agreements that give any Person the right to purchase, subscribe for, or otherwise receive or be issued Capital Stock or any security convertible into or exchangeable or exercisable for Capital Stock, (ii) no outstanding debt or equity securities of the Corporation that upon the conversion, exchange, or exercise thereof would require the issuance, sale, or transfer by the Corporation of any new or additional Capital Stock (or any other securities of the Corporation which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for Capital Stock), (iii) no agreements or commitments obligating the Corporation to repurchase, redeem, or otherwise acquire Capital Stock or other securities of any Corporation Entity, and (iv) no outstanding or authorized stock appreciation rights, phantom stock, stock rights, or other equity-based interests in respect of the Corporation. The Corporation has not issued any voting indebtedness.

3.6 Authorization of Preferred Stock.

(a) Four million (4,000,000) shares of Preferred Stock have been designated as Series A Preferred Stock and one million (1,000,000) shares of Preferred Stock have been designated as Series B Preferred Stock. No other shares of Preferred Stock have been designated for issuance by the Board of Directors of the Corporation. The Corporation has no issued or outstanding Preferred Equity Securities other than the Preferred Stock issued pursuant to this Agreement.

(b) The rights, preferences, privileges and restrictions of the Series A Preferred Stock are as set forth in the Series A Preferred Articles Supplementary. The rights, preferences, privileges and restrictions of the Series B Preferred Stock are as set forth in the Series B Preferred Articles Supplementary. When issued and delivered in accordance with the terms of this Agreement and its respective Articles Supplementary, the Preferred Shares will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens.

(c) The Common Stock issuable upon exercise of the Warrants has been duly and validly reserved for issuance (based on an exercise price equal to Nine Dollars ($9.00)). When issued and delivered in accordance with the terms of the Warrants, such Common Stock will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens.

3.7 Absence of Undisclosed Liabilities. Neither the Corporation nor any of its Subsidiaries has any material liabilities, whether currently due, accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted, other than the following: (i) any Indebtedness set forth on Schedule B hereto, (ii) liabilities in respect of uses of proceeds set forth on Schedule A hereto, (iii) liabilities fully and adequately reflected or reserved against in the Specified SEC Reports; (iv) liabilities incurred in the ordinary course of business of the Corporation and its Subsidiaries since the date of the latest audited annual financial statements included in the Specified SEC Reports, none of which could reasonably be expected to have a Material Adverse Effect; (v) liabilities between or among any two or more of the Corporation and its Subsidiaries; and (vi) liabilities of the type expressly covered by any other representations and warranties of the Corporation set forth in this Agreement.

3.8 Indebtedness. Schedule B hereto sets forth all Indebtedness of the Corporation and each of its Subsidiaries (including any Indebtedness secured by a mortgage on any real property) as of the Closing Date, listing separately (a) each such Indebtedness that is secured by a mortgage on any specific real property, (b) each such Indebtedness that is a Permitted Additional Unsecured Debt (as defined in the Series A Preferred Articles Supplementary) and (c) any other material Indebtedness. Neither the Corporation nor any of its Subsidiaries has any Indebtedness or any liabilities in respect thereof, whether currently due, accrued, absolute, contingent, unliquidated or otherwise, whether or not known, whether due or to become due and regardless of when asserted, except Indebtedness listed on Schedule B.

3.9 FF&E. There are no items owned or leased by a third party and used at any real property owned by the Corporation or its Subsidiaries by or on behalf of the owner of such real property in connection with the ownership, operation or maintenance of such real property that would otherwise constitute FF&E (as defined in the Master Agreement on the date hereof without giving effect to any amendment, modification or waiver thereof, mutatis mutandis), except as has not had and could not reasonably be expected to have a Material Adverse Effect.

3.10 Investment Company. The Corporation is not, and after giving effect to the issuance of the Securities and the application of the proceeds thereof will not be, an “investment company” within the meaning of Investment Company Act of 1940, as amended.

3.11 Compliance. None of the Corporation or any of its Subsidiaries is in violation of any Law or of any Order of any Governmental Entity which violation has had or could reasonably be expected to have a Material Adverse Effect.

3.12 Insurance. The Corporation and its Subsidiaries carry or are entitled to the benefits of insurance with financially sound and reputable insurers, in such amounts and covering such risks as are generally maintained by companies of established reputation engaged in the business of ownership of multifamily residential properties, and all such insurance is in full force and effect. The Corporation has no reason to believe that any of the Corporation and its Subsidiaries will not be able to (a) renew its existing insurance coverage as and when such policies expire or (b) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to result in a Material Adverse Effect. Since January 1, 2011, none of the Corporation and its Subsidiaries has been denied any material insurance coverage that it has sought or for which it has applied.

3.13 Solvency. The Corporation and its Subsidiaries are able to pay their respective debts (including trade debts) as they mature. The fair saleable value of all the assets and properties (including goodwill minus disposition costs) of the Corporation and its Subsidiaries, taken as a whole, exceeds the fair value of their liabilities, both before and after giving effect to the consummation of the transactions contemplated by the Transaction Documents. The Corporation will not be left with unreasonably small capital after consummation of any transaction contemplated by the Transaction Documents.

3.14 Private Placement. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4.6, the offer, sale, and issuance of the Securities as contemplated hereby will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities Laws. Neither the Corporation nor any Person acting on its behalf will take any action that would cause the loss of any such exemption. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4.6, the offer, sale, and issuance of the Securities as contemplated hereby will comply with all applicable federal and state Laws.

3.15 Registration Rights. Except as set forth in or as permitted by any of the Transaction Documents or the limited partnership agreement of the Operating Partnership, the Corporation has not granted or agreed to grant to any Person any rights (including “piggy back” registration rights) to have any securities of the Corporation or any of its Subsidiaries registered with the SEC or any other Governmental Entity that have not been satisfied.

3.16 Waiver of Ownership Limits. The Board of Directors of the Corporation has waived the Aggregate Stock Ownership Limit and, in the case of OPTrust, the Common Stock Ownership Limit (each as defined in the Charter), in accordance with the Charter to permit each of the Purchasers to acquire and hold ownership positions in the Corporation exceeding such limit or limits, to the extent provided in the REIT Ownership Limit Waiver delivered to such Purchaser at the Closing.

3.17 Application of Takeover Protections. The Corporation has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar provision under the Charter (or other Organizational Documents of the Corporation) or the MGCL that is or could become applicable to a Purchaser as a result of such Purchaser and the Corporation fulfilling their obligations or exercising their rights under the Transaction Documents, including the Corporation’s issuance of the Securities and any Purchaser’s ownership of the Securities and the Corporation’s issuance of Common Stock upon exercise of the Warrants and such Purchaser’s ownership of such Common Stock. To the extent that any acquisition of Capital Stock by a Purchaser pursuant to this Agreement would constitute an acquisition of control shares, such acquisition has been exempted from Title 3, Subtitle 7 of the MGCL.

3.18 Matters Relating to Contributed Entities and Contributed Properties. As of the Closing Date:

(a) Insurance. The Contributed Entities and their respective Subsidiaries carry or are entitled to the benefits of insurance with financially sound and reputable insurers, in such amounts and covering such risks as are generally maintained by companies of established reputation engaged in the business of ownership of multifamily residential properties, and all such insurance is in full force and effect. The Corporation has no reason to believe that any of the Contributed Entities and their respective Subsidiaries will not be able to (a) renew its existing insurance coverage as and when such policies expire or (b) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to result in a Material Adverse Effect. Since January 1, 2011, none of the Contributed Entities and their respective Subsidiaries has been denied any material insurance coverage that it has sought or for which it has applied.

(b) Other Third Party Approvals and Consents. Except as set forth on Schedule 3.18(b), no consent, approval, waiver or authorization of, or registration, declaration, or filing with, or notice to, any Person (including any consent, approval, waiver, or authorization in respect of any contract or permit) is required to be obtained or made by or in respect of ELRH, Elco Landmark Residential Management LLC or any Affiliate of either of them in connection with the execution and delivery of any of the Transaction Documents, the performance of any of them of their respective obligations thereunder or the consummation of the transaction contemplated thereby, other than (i) those set forth in the related disclosure schedules incorporated by reference herein pursuant to Section 3.1, (ii) any Lender Approval or Refinancing and (iii) those made or obtained prior to the Closing.

(c) Environmental Matters. Except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) no owner of any Contributed Property is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (each, an “Environmental Law” and, collectively, “Environmental Laws”), (B) each owner of each Contributed Property has all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against any Contributed Entity or any owner of a Contributed Property and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting any Contributed Entity or owner or a Contributed Property relating to Hazardous Materials or any Environmental Laws.

(d) FF&E. There are no items owned or leased by a third party and used at any Contributed Property by or on behalf of the owner of such Contributed Property in connection with the ownership, operation or maintenance of such Contributed Property that would otherwise constitute FF&E (as defined in the Master Agreement on the date hereof without giving effect to any amendment, modification or waiver thereof), other than (i) any leased or licensed item as set forth in the related disclosure schedules incorporated by reference herein pursuant to Section 3.1 and (ii) any other item that is not material to the ownership, operation or maintenance of such Contributed Property.

(e) Contracts.

(i) No event has occurred that has not been waived that, with notice or lapse of time or both, would result in a material default by an owner of a Contributed Property of, or give rise to any Lien or right of termination, prepayment or acceleration against any owner of a Contributed Property under, any material Contract.

(ii) The material Contracts with respect to each Contributed Property to be contributed by ELRH or any Affiliate thereof are in full force and effect, without material default by ELRH, Elco Landmark Residential Management LLC or any of their respective Affiliates that is a party thereto and, to the Corporation’s knowledge, without material default by any other party thereto.

(iii) The material Contracts with respect to each Contributed Property to be contributed by DeBartolo or any Affiliate thereof are in full force and effect, without material default by DeBartolo or any Affiliate thereof that is a party thereto and, to the Corporation’s knowledge, without material default by any other party thereto.

3.19 Certain Fees. Except for any fee payable to the Purchasers pursuant to this Agreement and except as set forth on Schedule A hereto, no brokerage or finder’s fees or commissions are or will be payable by the Corporation or any of its Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement or any of the Transaction Documents (including, without limitation, the exercise of the Warrants). The Purchasers shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by a Purchaser pursuant to agreements made by such Purchaser which fees or commissions shall be the sole responsibility of such Purchaser) made by or on behalf of the Corporation or any of its Subsidiaries for fees of a type contemplated in this Section 3.19 that may be due in connection with the transactions contemplated by this Agreement or any of the Transaction Documents (including, without limitation, the exercise of the Warrants). The Corporation shall indemnify and hold harmless each of the Purchasers, their employees, officers, directors, agents, and partners, and their respective Affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney’s fees) and expenses, as such fees and expenses are incurred, that are suffered in respect of (i) any claimed or existing fees or commissions of the type contemplated by this Section 3.19 for which the Corporation or any of its Subsidiaries is responsible, other than those disclosed above, and (ii) any failure of the Corporation or any of its Subsidiaries to timely pay those fees and commissions disclosed above.

3.20 Acknowledgment Regarding Purchasers’ Purchase of Securities. The Corporation acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Corporation further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Corporation (or in any similar capacity) with respect to this Agreement and any other Transaction Documents to which such Purchaser is or will be a party and the transactions contemplated hereby and thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Purchaser’s purchase of the Securities. The Corporation further represents to each Purchaser that the Corporation’s decision to enter into this Agreement and each of the other Transaction Documents to which the Corporation is a party has been based solely on the independent evaluation of the Corporation and its representatives. The Corporation further acknowledges that no Purchaser has made any promises or commitments other than as set forth in this Agreement, including any promises or commitments for any additional investment by any such Purchaser in the Corporation, except to the extent that a Purchaser may be party to, and as provided in, any of the Transaction Documents or any other agreement executed and delivered in connection therewith.

ARTICLE IV.

Representations and Warranties of the Purchasers

Each Purchaser, severally and not jointly, hereby makes the following representations and warranties to the Corporation (references to “the Purchaser” in this Article IV refer to the Purchaser that is making the representation or warranty; for the avoidance of doubt, each Purchaser is making the following representations and warranties with respect to itself only and not the other Purchaser):

4.1 Organization. The Purchaser is duly formed, validly existing, and in good standing under the Laws of its jurisdiction of formation.

4.2 Authorization. The Purchaser has the requisite limited partnership, limited liability company or equivalent power to execute and deliver this Agreement and each other Transaction Document to be executed by it in connection with the consummation of the transactions contemplated hereby (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of this Agreement and each Purchaser Document and the performance by it of its obligations hereunder and thereunder have been (or at the time of execution will be) duly authorized by all necessary limited partnership, limited liability company or equivalent action on the part of the Purchaser. This Agreement has been (and each Purchaser Document applicable to the Purchaser will be) duly executed and delivered by the Purchaser and, assuming the due execution and delivery of this Agreement and each Purchaser Document by the other party or parties hereto or thereto, constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3 Consents and Approvals. No consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any Person or Governmental Entity is required to be obtained or made by or in respect of the Purchaser in connection with the execution and delivery of this Agreement or any Purchaser Document by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby.

4.4 No Conflicts. The execution and delivery of this Agreement does not (and each Purchaser Document will not), and neither the performance by the Purchaser of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby, will (i) conflict with the Purchaser’s Organizational Documents, (ii) conflict with, result in any violation of, constitute a default under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any contract to which the Purchaser is a party or by which any of its assets or properties may be bound or (iii) violate any Order of any Governmental Entity or Law applicable to the Purchaser.

4.5 Brokers’ Fees. Neither the Purchaser nor any Person acting on the Purchaser’s behalf has agreed to pay any commission, finder’s or broker’s fee, or similar payment in connection with the transactions contemplated by this Agreement or any matter related hereto to any Person for which any of the Corporation and its Subsidiaries will be liable.

4.6 Securities Law Matters. The Purchaser is acquiring the Securities for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and not a registered broker-dealer under Section 15 of the Exchange Act. The Purchaser understands and acknowledges that none of the Securities or the Common Stock underlying the Warrants has been registered under the Securities Act, or the securities Laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities Laws of any state or foreign jurisdiction. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Each Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

4.7 Patriot Act.

(a) Neither the Purchaser nor, to the Purchaser’s knowledge, any of its Affiliates, is in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or, to the Purchaser’s knowledge, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”).

(b) Neither the Purchaser nor, to the Purchaser’s knowledge, any of its Affiliates, is a “Prohibited Person” which is defined as follows:

(i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person or entity with whom the Corporation or its successor or assignee is prohibited from dealing or otherwise engaging in any transaction by the Executive Order or the Patriot Act;

(iv) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf, or at any replacement website or other replacement official publication of such list; and

(vi) a person or entity who is affiliated with a person or entity listed above.

(c) Neither the Purchaser nor, to the Purchaser’s knowledge, any of its Affiliates, has: (i) conducted any business or engaged in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) dealt in or otherwise engaged in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.

4.8 Special Representation by OPTrust. OPTrust, and only OPTrust, hereby represents and warrants to the Corporation that it is treated as a partnership under the Code, each partner of which is treated as a “foreign government” under Treasury Regulation Section 1.892-2T (and any successor provision thereto), and that neither OPTrust nor any such partner is an entity described in Section 892(a)(2)(B) of the Code.

4.9 No Other Representations or Warranties. The Corporation acknowledges and agrees that the Purchaser does not make and has not made any representations or warranties herein other than those specifically set forth in this Article IV.

ARTICLE V.

Covenants During Restricted Period

5.1 Conduct of the Business. Reference is made to the covenants set forth in Sections 7.2 and 7.3 of the Master Agreement and Sections 8.1 through 8.11 of each DeBartolo Contribution Agreement (collectively, the “Conduct of Business Covenants”). Except as

approved by OPTrust in writing (which approval will not be unreasonably conditioned, delayed, or withheld), during the Restricted Period, (i) the Corporation shall, and shall cause the Operating Partnership to, perform and comply with their respective obligations under the Conduct of Business Covenants and (ii) the Corporation shall not, and shall cause the Operating Partnership not to, amend, modify, waive or terminate, or agree to an amendment, modification, waiver or termination of, any of their respective rights and obligations under the Conduct of Business Covenants, except in the case of any termination of the Master Agreement or any DeBartolo Contribution Agreement in accordance with its terms without giving effect to any amendment, modification or waiver thereof.

5.2 Master Agreement and DeBartolo Contribution Agreements. During the Restricted Period, the Corporation shall, and shall cause the Operating Partnership to, comply with the terms and conditions of, and perform its obligations under, each of the Master Agreement and the DeBartolo Contribution Agreements. Except as approved by OPTrust in writing (which approval will not be unreasonably conditioned, delayed, or withheld), during the Restricted Period, the Corporation shall not, and shall cause the Operating Partnership not to, amend, modify, waive or terminate, or agree to an amendment, modification, waiver or termination of, any of their respective rights, or any conditions precedent to their respective obligations, under the Master Agreement or any DeBartolo Contribution Agreement (other than with respect to the Conduct of Business Covenants, which are addressed exclusively by Section 5.1 above), in each case, where such amendment, modification, waiver or termination is material or would adversely affect any rights of the Purchasers hereunder, except in the case of any termination of the Master Agreement or any DeBartolo Contribution Agreement in accordance with its terms without giving effect to any amendment, modification or waiver thereof.

5.3 Notification. During the Restricted Period, the Corporation will notify each of OPTrust and DeBartolo of any change, circumstance, condition, development, effect, event, fact, or result in respect of the business, operations, financial condition, results of operations, assets, liabilities, or prospects of any of the Corporation and its Subsidiaries (including as a Subsidiary, for purposes of this Section 5.3, any entity that would become a Subsidiary of the Corporation upon consummation of the contribution of the Planned Contributed Properties) that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect. In addition, the Corporation shall provide prompt written notice to the Purchasers of the occurrence of the Adjusted Full Contribution Date with respect to either OPTrust or DeBartolo.

5.4 Lender Consents. During the Restricted Period, each of ELRH and the Corporation shall, and shall cause each of their respective Affiliates to, (i) comply with their respective obligations under Section 7.4 of the Master Agreement and (ii) use their respective commercially reasonable efforts to cause any and all Lender Approvals or Refinancings required to be obtained pursuant to the Master Agreement to be obtained on or prior to the date that is six (6) months after the Closing Date (or, if such date is not a Business Day, the first Business Day thereafter) (the “Outside Date”). During the Restricted Period, each of DeBartolo and the Corporation shall, and shall cause each of their respective Affiliates to, (i) comply with their respective obligations under Section 4.2 of each of the DeBartolo Contribution Agreements and (ii) use their respective commercially reasonable efforts to cause any and all Lender Approvals required to be obtained pursuant to each DeBartolo Contribution Agreement to be obtained on or prior to the Outside Date.

5.5 Information and Access Relating to Alternate Properties. During the Restricted Period, the Corporation shall, and it shall cause its Subsidiaries to, promptly provide to each of the Purchasers any information, reports and documents relating to any Alternate Property, including access to such property and any records or other information relating thereto that such Purchaser may reasonably request in order to enable such Purchaser to make an informed decision whether or not to consent (for purposes of determining whether or not an adjustment is to be made to the applicable threshold pursuant to the definition of the term Adjusted Full Contribution) to the contribution of any Alternate Property to the Corporation pursuant to the Master Agreement.

ARTICLE VI.

Conditions Precedent to Closing

6.1 Conditions Precedent to the Corporation’s Obligations. Subject to Section 2.3, the obligation of the Corporation to consummate the sale of Securities on the Closing Date is subject to the satisfaction or waiver by the Corporation on the Closing Date of the following conditions:

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchasers contained in Article IV shall be true and correct on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date.

(b) Performance of Covenants. Each Purchaser shall have performed and complied with the covenants and provisions of this Agreement required to be performed or complied with by it on the Closing Date.

(c) Closing Deliveries. Each Purchaser shall have delivered to the Corporation the items set forth in Section 8.2 required to be delivered by the Purchasers on or before the Closing Date.

(d) Effectiveness of Master Agreement and DeBartolo Contribution Agreements. Each of the Master Agreement and the DeBartolo Contribution Agreements shall be in full force and effect and shall not have been terminated for any reason.

(e) Simultaneous Closing under Master Agreement. The consummation of the transactions contemplated by the Master Agreement to be consummated at the Initial Closing (as defined therein) shall have occurred simultaneously with the Closing hereunder.

(f) Ancillary Agreements. Each of the Registration Rights Agreement and the Governance Agreement shall have been executed and delivered by all parties thereto (other than the Corporation). Each of the Series A Put and ROFR Agreement and the Series B Put and ROFR Agreement shall have been executed and delivered by all parties thereto.

(g) No Order. No Governmental Entity with jurisdiction over such matters shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated hereby.

6.2 Conditions Precedent to the Purchasers’ Obligations. The obligation of each of the Purchasers to consummate the purchase of Securities on the Closing Date is subject to the satisfaction on the Closing Date of the following conditions (except to the extent waived in writing by such Purchaser):

(a) Accuracy of Representations and Warranties. Each of the representations and warranties of the Corporation contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date other than such representations and warranties that expressly speak as of an earlier date (which need only be true and correct as of such date).

(b) Performance of Covenants. Each of the Corporation, ELRH and DeBartolo shall have performed and complied with all of the covenants and provisions of this Agreement, the Master Agreement and each of the DeBartolo Contribution Agreements required to be performed or complied with by it on the Closing Date.

(c) Closing Deliveries. The Corporation shall have delivered to each Purchaser each item set forth in Section 8.1 required to be delivered by the Corporation on or before the Closing Date. ELRH shall have delivered to each Purchaser each item set forth in Section 8.3 required to be delivered by ELRH on or before the Closing Date. With respect to OPTrust, DeBartolo shall have delivered to OPTrust each item set forth in Section 8.4 required to be delivered by DeBartolo on or before the Closing Date.

(d) Effectiveness of Master Agreement and DeBartolo Contribution Agreements. Each of the Master Agreement and the DeBartolo Contribution Agreements shall be in full force and effect and shall not have been terminated for any reason.

(e) Simultaneous Closing under Master Agreement. The consummation of the transactions contemplated by the Master Agreement to be consummated at the Initial Closing (as defined therein) shall have occurred simultaneously with the Closing hereunder.

(f) Ancillary Agreements. Each of the Registration Rights Agreement and the Governance Agreement shall have been executed and delivered by all parties thereto (other than such Purchaser and its Affiliates). Each of the Series A Put and ROFR Agreement and the Series B Put and ROFR Agreement shall have been executed and delivered by all parties thereto (other than such Purchaser and its Affiliates to the extent a party thereto).

(g) No Order. No Governmental Entity with jurisdiction over such matters shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the transactions contemplated hereby illegal or otherwise restricting, preventing or prohibiting consummation of the transactions contemplated hereby.

(h) No Material Adverse Effect. Since December 31, 2011, there shall not have occurred any event, circumstance, condition, fact, or other matter that has had or could reasonably be expected to have a Material Adverse Effect.

(i) Domestically Controlled REIT. The Corporation shall be qualified as a Domestically Controlled REIT.

(j) Consents and Waivers. All approvals, authorizations, consents, and waivers of any Person or Governmental Entity that are required in connection with the execution and delivery of this Agreement or any Transaction Document, the performance of the Corporation of its obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby and thereby shall have been duly obtained and effective, except for those approvals, authorizations, consents, and waivers contemplated by Section 5.4 to be obtained after the Closing Date.

(k) Absence of Breach. No event shall have occurred that, with the giving of notice or the passage of time or both, would (i) constitute a default or breach by any party (other than the Purchasers and their respective Affiliates) of its covenants and agreements under the Transaction Documents, or (ii) allow the exercise of the Optional Redemption Right under (and as defined in) the Series A Preferred Articles Supplementary or the Series B Preferred Articles Supplementary.

ARTICLE VII.

[Intentionally Omitted]

ARTICLE VIII.

Closing Deliveries

8.1 Items to Be Delivered by the Corporation. At the Closing, the Corporation shall deliver to each of the Purchasers the following items, in form and substance reasonably satisfactory to such Purchaser:

(a) Preferred Stock Certificates. Validly issued stock certificates duly executed by the appropriate officers of the Corporation and representing the Preferred Shares being issued to such Purchaser at the Closing.

(b) Warrant. The Warrant being issued to such Purchaser at the Closing, duly executed by the Corporation.

(c) Purchase Fee. An amount equal to the aggregate sum of one percent (1%) of the Liquidation Preference (as defined in the applicable Articles Supplementary) of all of Preferred Shares being issued to such Purchaser at the Closing.

(d) Expense Reimbursement. The amount to be reimbursed by the Corporation pursuant to Section 11.6(a).

(e) Certificate of Good Standing. A file-stamped copy, dated no later than three (3) Business Days prior to the Closing Date, certified by the Department and showing the Corporation to be validly existing and in good standing in the State of Maryland.

(f) Certified Copy of Articles Supplementary. A file-stamped copy of each of the Series A Preferred Articles Supplementary and the Series B Preferred Articles Supplementary, each as certified by the Department.

(g) Officers’ Certificate. A certificate, dated as of the Closing Date, duly executed by the President and the Secretary of the Corporation certifying that (i) attached to such certificate are true and complete copies of (x) all Organizational Documents of the Corporation (including without limitation the Series A Preferred Articles Supplementary and the Series B Preferred Articles Supplementary), together with any and all amendments thereto, and (y) all resolutions adopted by the Corporation’s Board of Directors authorizing the execution, delivery and performance by the Corporation of the Transaction Documents to which it is a party and including, without limitation, such elections and determinations, if any, as may be necessary to opt out of, or otherwise to render inapplicable, any applicable control share, business combination or other anti-takeover Laws, and (ii) that the same are in full force and effect and in accordance with all applicable Laws.

(h) Closing Certifications of the Corporation. A certificate duly executed by the President and the Secretary of the Corporation certifying that, as of the Closing Date, each of the conditions set forth in Sections 6.2(a), 6.2(b) (solely with respect to the Corporation’s obligations thereunder), 6.2(d), 6.2(e), 6.2(j) and 6.2(k) (solely with respect to the Corporation’s obligations thereunder) has been satisfied (except to the extent waived in writing by such Purchaser).

(i) Legal Opinions. An opinion of Hunton & Williams LLP, counsel to the Corporation, dated the Closing Date, in substantially the form attached hereto as Exhibit D-1, opinions of Morris, Manning and Martin LLP and Hunton & Williams LLP, tax counsel to the Corporation, dated the Closing Date, in substantially the forms attached hereto as Exhibit D-2 and Exhibit D-3, respectively, and an opinion of Venable LLP, Maryland counsel to the Corporation, dated the Closing Date, in substantially the form attached hereto as Exhibit D-4.

(j) Registration Rights Agreement. The Registration Rights Agreement, duly executed by the Corporation, in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”).

(k) Governance Agreement. The Corporate Governance Agreement, duly executed by the Corporation, in substantially the form attached hereto as Exhibit F (the “Governance Agreement”).

(l) Indemnification Agreements. A separate Indemnification Agreement between the Corporation and each director, if any, designated by such Purchaser pursuant to the Governance Agreement, each in substantially the form attached hereto as Exhibit G and duly executed by an authorized officer of the Corporation.

(m) Director and Officer Insurance. Written evidence of an effective directors and officers liability insurance policy meeting the requirements of Section 9.11.

(n) Ownership Limit Waiver. A duly executed REIT ownership limit waiver certificate in substantially the form attached hereto as Exhibit H (a “REIT Ownership Limit Waiver”).

(o) Other Documents. Such other documents relating to the transactions contemplated hereby as the Purchasers or their counsel may reasonably request.

8.2 Items to Be Delivered by the Purchasers. At the Closing, each Purchaser shall deliver to the Corporation (or to ELRH, to the extent expressly provided below) the following:

(a) Purchase Price. The purchase price in cash for the Securities being purchased by such Purchaser at the Closing.

(b) Officer’s Certificates. A certificate, dated as of the Closing Date, duly executed by authorized officers of the applicable Purchaser certifying that, as of the Closing Date, each of the conditions set forth in clauses (a) and (b) of Section 6.1 has been satisfied (except to the extent waived in writing by the Corporation).

(c) Registration Rights Agreement. The Registration Rights Agreement, duly executed by such Purchaser.

(d) Governance Agreement. The Governance Agreement, duly executed by such Purchaser.

(e) Series A Put and ROFR Agreement. OPTrust shall deliver to ELRH the Series A Put and ROFR Agreement, duly executed by OPTrust.

(f) Series B Put and ROFR Agreement. DeBartolo shall deliver to ELRH the Series B Put and ROFR Agreement, duly executed by DeBartolo.

(g) Other Documents. Such other documents relating to the transactions contemplated hereby as the Corporation or its counsel may reasonably request.

8.3 Items to Be Delivered by ELRH. At the Closing, ELRH shall deliver to each of the Purchasers, as applicable, the following items, in form and substance reasonably satisfactory to such Purchaser:

(a) Officer’s Certificate. A certificate, dated as of the Closing Date, duly executed by an authorized officer of ELRH certifying that, as of the Closing Date, each of the conditions set forth in Sections 6.2(b) and 6.2(k) has been satisfied with respect to ELRH’s obligations thereunder (except to the extent waived in writing by such Purchaser).

(b) Series A Put and ROFR Agreement. With respect to OPTrust, the Series A Put and ROFR Agreement, duly executed by the parties thereto (other than OPTrust).

(c) Series B Put and ROFR Agreement. With respect to DeBartolo, the Series B Put and ROFR Agreement, duly executed by the parties thereto (other than DeBartolo).

8.4 Additional Items to Be Delivered by DeBartolo. At the Closing, DeBartolo shall deliver to OPTrust the following items, in form and substance reasonably satisfactory to OPTrust:

(a) Officer’s Certificate. A certificate, dated as of the Closing Date, duly executed by an authorized officer of DeBartolo certifying that, as of the Closing Date, (i) each of the conditions set forth in Section 6.2(b) has been satisfied with respect to DeBartolo’s obligations thereunder (except to the extent waived in writing by OPTrust), and (ii) no event shall have occurred that, with the giving of notice or the passage of time or both, would constitute a default or breach by DeBartolo or its Affiliates of its respective covenants and agreements under the Transaction Documents.

ARTICLE IX.

Other Agreements of the Parties

9.1 All Reasonable Efforts; Further Assurances. Subject to the terms and conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, as promptly as practicable, all things necessary, proper, or advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated hereby. At and from time to time after the Closing, at the request of any party hereto, the other parties shall execute and deliver such additional certificates, instruments, and other documents and take such other actions as such party may reasonably request in order to carry out the purposes of this Agreement.

9.2 Notification. The Corporation shall promptly notify each of the Purchasers in writing of (i) any material adverse development causing a breach of any of its representations, warranties, covenants or agreements contained in this Agreement or in any of the other Transaction Documents, or that will make it or its Subsidiaries incapable of or materially less likely to be capable of performing any of its material obligations under any of the Transaction Documents, and (ii) any notice given to or received by the Corporation pursuant to Section 7.5 of the Master Agreement or Section 8.11 of any DeBartolo Contribution Agreement. The provisions of this Section 9.2 shall terminate upon the redemption of all Preferred Shares. In addition, with respect to any Purchaser, the rights of such Purchaser under this Section 9.2 shall terminate at such time as such Purchaser, together with its Affiliates, ceases to hold any Preferred Shares.

9.3 Issuance of Preferred Stock. No Preferred Stock or any other Preferred Equity Securities shall be issued by the Corporation except in conformity with this Agreement. So long as OPTrust or any of its Affiliates holds any Series A Preferred Stock, the Series A Preferred Stock shall be issued only to OPTrust and/or its Affiliates (as directed by OPTrust), and so long as DeBartolo or any of its Affiliates holds any Series B Preferred Stock, the Series B Preferred

Stock shall be issued only to DeBartolo and/or its Affiliates (as directed by DeBartolo). The provisions of this Section 9.3 shall terminate upon the redemption of all Preferred Shares. In addition, with respect to any Purchaser, the rights of such Purchaser under this Section 9.3 shall terminate at such time as such Purchaser, together with its Affiliates, ceases to hold any Preferred Shares.

9.4 Public Announcements. None of the parties may issue any press release, make any public filing with any Governmental Entity or make any other public announcement relating to this Agreement or the transactions contemplated hereby without the prior written approval of the Corporation, OPTrust and DeBartolo. The foregoing shall not apply to the extent necessary or advisable in order to satisfy a party’s or its Affiliate’s disclosure obligations or other obligations under applicable Law, as determined by such party, in which event such party shall first consult with and reasonably consider any comments or suggestions of the other parties with respect thereto.

9.5 Confidentiality. Subject to Section 9.4, each party hereto agrees that such party will hold, and will use all commercially reasonable efforts to cause its officers, directors, members, managers, partners, employees, accountants, counsel, consultants, advisors, financial sources, financial institutions, representatives and agents to hold, in confidence all confidential information and documents received from or on behalf of any other party hereto (including, without, limitation, any material nonpublic information received from or on behalf of the Corporation), except to the extent such information (i) was previously known on a non-confidential basis to the party receiving such information or documents (the “Receiving Party”), (ii) was in the public domain through no fault of the Receiving Party, (iii) was independently developed by the Receiving Party, (iv) was later developed by the Receiving Party from sources other than the disclosing party not known by the Receiving Party to be bound by any confidentiality obligation, or (v) is required to be disclosed by Law or by any Governmental Entity.

9.6 Title to Acquired Properties. With respect to (i) each Contributed Property, (ii) each additional multi-family residential property, if any, acquired by the Corporation and its Subsidiaries after the Closing the acquisition cost of which is funded, in whole or in part, with proceeds from the issuance and sale of Securities at the Closing, and (iii) the property known as “Andros Isles Apartments” owned by one or more of DeBartolo and its Affiliates currently anticipated to be acquired by the Corporation and its Subsidiaries, the Corporation and its Subsidiaries (including as a Subsidiary, for purposes of this Section 9.6, any entity that would become a Subsidiary of the Corporation upon consummation of the contribution of the Contributed Properties) shall acquire good and marketable title in fee simple to the real property with respect thereto, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except (a) mortgages on such real property (to the extent permitted under the Series A Preferred Articles Supplementary), (b) Permitted Encumbrances and (c) such as do not, individually or in the aggregate, materially affect the value of such real property and do not interfere with the use made and proposed to be made of such real property by the Corporation or any of its Subsidiaries. The provisions of this Section 9.6 shall terminate upon the redemption of all Preferred Shares. In addition, with respect to any Purchaser, the rights of such Purchaser under this Section 9.6 shall terminate at such time as such Purchaser, together with its Affiliates, ceases to hold any Preferred Shares.

9.7 Transfer Taxes. The Corporation shall pay all sales, use, transfer, stamp, conveyance, value added, or other similar taxes, duties, excises, or governmental charges imposed by any domestic or foreign taxing authority and all recording and filing fees, notarial fees, and other similar costs in connection with the issuance, sale or delivery to any Purchaser of the Preferred Shares or Warrants at the Closing pursuant to Article II, the issuance, sale or delivery of any shares of Common Stock upon exercise of any Warrant to the holder thereof, the issuance, sale or delivery of any New Securities to any Purchaser pursuant to Section 9.9, or otherwise on account of this Agreement or the transactions contemplated hereby or thereby, and shall indemnify and save harmless each Purchaser without limitation as to time against any and all liabilities in respect thereof.

9.8 Transfer Restrictions.

(a) The Preferred Shares may only be disposed of in accordance with the restrictions on transfer, if any, set forth in the Organizational Documents of the Corporation, subject to such waivers as may be granted from time to time to a holder thereof, including, without limitation, the waiver granted as of the Closing as contemplated by Section 8.1(n) and any waiver that may be granted hereafter pursuant to Section 9.8(e). The Warrants may only be disposed of in accordance with the restrictions on transfer set forth therein. The Warrants may not be detached from the Preferred Shares with respect to which they are issued under this Agreement so long as such Preferred Shares remain unredeemed and outstanding, as more fully set forth in the Warrants.

(b) The Securities may only be disposed of pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or to the Corporation or pursuant to the last sentence of Rule 144(b)(l)(i) under the Securities Act, except as otherwise set forth herein, the Corporation may require the transferor to provide to the Corporation an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Corporation, to the effect that such transfer does not require registration under the Securities Act. Notwithstanding the foregoing, the Corporation hereby agrees that no such legal opinion shall be required in the case of any transfer of Securities (i) by a Purchaser to an Affiliate of such Purchaser, (ii) by OPTrust or any of its Affiliates pursuant to any Put Right under (and as defined in) the Series A Put and ROFR Agreement or (iii) by DeBartolo or any of its Affiliates pursuant to any Put Right under (and as defined in) the Series B Put and ROFR Agreement, provided in each case that the transferee certifies to the Corporation that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. As a condition of any transfer of any Securities, any such transferee shall agree in writing to be bound by the terms of this Agreement (and any other applicable Purchaser Document) and shall have the rights of a Purchaser under this Agreement (and any other applicable Purchaser Document).

(c) The Purchasers agree to the imprinting on any certificate evidencing the Preferred Shares, except as otherwise permitted by Section 11.2(d), of a restrictive legend in substantially the form as follows, together with any additional legend required by any applicable state securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

(d) Certificates evidencing the Preferred Shares shall not be required to contain the legend set forth in Section 9.8(c): (i) if a registration statement under the Securities Act covering the resale of such Preferred Shares under the Securities Act is effective, (ii) following any sale of such Preferred Shares in compliance with Rule 144, (iii) if such Preferred Shares are eligible for sale pursuant to the last sentence of Rule 144(b)(l)(i) under the Securities Act, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC). The Corporation shall cause its counsel to issue a legal opinion to the Corporation’s transfer agent in connection with any transfer occurring after the effective date of any registration statement referred to in clause (i) above. Following such effective date or at such earlier time as such legend is no longer required for certain Preferred Shares, the Corporation will no later than three (3) Business Days following the delivery by a Purchaser to the Corporation or the Corporation’s transfer agent of a legended certificate representing such Preferred Shares, deliver or cause to be delivered to such Purchaser a certificate representing such Preferred Shares that is free from such legend. The Corporation may not make any notation on its records or give instructions to any transfer agent of the Corporation that enlarge the restrictions on transfer set forth in this Section 9.8.

(e) In the event of a proposed transfer of Preferred Shares that, if consummated, would result in the intended transferee beneficially owning shares of capital stock of the Corporation in excess of the ownership limit established under the Charter for REIT qualification purposes (including any transfer (i) by OPTrust or any of its Affiliates pursuant to any Put Right under (and as defined in) the Series A Put and ROFR Agreement or (ii) by DeBartolo or any of its Affiliates pursuant to any Put Right under (and as defined in) the Series B Put and ROFR Agreement), then, to the extent permitted by the Charter and subject to the other terms and conditions of this Section 9.8(e), the Corporation shall deliver a duly executed REIT Ownership Limit Waiver to such transferee effective upon such transfer. Any such intended transferee shall provide at least fifteen (15) calendar days written notice to the Corporation of such proposed transfer and request for a REIT Ownership Limit Waiver. The grant of any such REIT Ownership Limit Waiver shall be subject to a determination by the Board of Directors of the Corporation that such waiver would not adversely affect the Corporation’s ability to qualify as a REIT and shall also be subject to satisfaction of the conditions set forth in the immediately following sentences. As a condition to any such waiver, the proposed transferee shall represent to the Corporation, and shall furnish such reasonable evidence as the Board of Directors may request, that no person or entity described in Section 542(a)(2) of the Code, including the application of the provisions of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, owns more than the maximum ownership limit set forth in the Charter, as such may have been modified as provided therein. Any such waiver may be subject to automatic revocation in the event the foregoing representation ceases to be true, as a result of a direct or indirect transfer of an interest or otherwise. In addition to the above, as a condition to the granting of any such waiver, the Corporation may require an opinion of counsel or other evidence reasonably satisfactory to the Board of Directors of the Corporation in support of the grant of such waiver, in addition to such other customary conditions as the Board of Directors of the Corporation may impose.

9.9 Pre-emptive Right.

(a) Grant of ROFO on Additional Preferred Equity Securities. The Corporation hereby grants to each of OPTrust and DeBartolo (each a “ROFO Holder”) a right of first offer to purchase its Pro Rata Portion of Preferred Equity Securities that the Corporation may from time to time propose to issue or sell after the date hereof (the “New Securities”). A ROFO Holder shall be entitled to apportion the right of first offer hereby granted to it, in such proportions as it deems appropriate, among itself and any Affiliates of such ROFO Holder. The Corporation shall give written notice (an “Offer Notice”) to each ROFO Holder stating (i) its bona fide intention to offer such New Securities, (ii) the number and terms of such New Securities to be offered, and (iii) the price and other terms, if any, upon which it proposes to offer such New Securities.

(b) Exercise of Pre-emptive Rights; Over-Allotment. Each ROFO Holder shall for a period of fifteen (15) Business Days following the receipt of an Offer Notice (the “Exercise Period”) have the right to elect to purchase up to its Pro Rata Portion of the New Securities at the purchase price and on the other terms set forth in the Offer Notice by delivering a written notice to the Corporation, subject to a minimum investment with respect to any ROFO Holder equal to the lesser of (i) $1,000,000 and (ii) the aggregate purchase price applicable to its Pro Rata Portion of the New Securities. No later than three (3) Business Days following the expiration of the Exercise Period, the Corporation shall, if applicable, notify in writing the ROFO Holder that has elected to purchase its full Pro Rata Portion of the New Securities (a “Fully Exercising ROFO Holder”) of the other ROFO Holder’s failure to do likewise. Such Fully Exercising ROFO Holder shall have the right to elect to purchase any or all of other ROFO Holder’s remaining allotment of the New Securities by giving written notice to the Corporation within three (3) Business Days of receipt of such notice from the Corporation.

(c) Closing of Pre-emptive Rights Issuance; Purchase Fee.

(i) The closing of any sale to one or more purchasers pursuant to Section 9.9(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 9.9(d). At such closing, the Corporation shall deliver to each such purchaser certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens, and the Corporation shall so represent and warrant to such purchaser thereof, and further represent and warrant to such purchaser that such New Securities shall be, upon issuance thereof to such purchaser and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. In addition, subject to Section 9.9(c)(ii), the Corporation shall further provide to the purchasers of New Securities pursuant to this Section 9.9 all representations, warranties and covenants made by the Corporation to any Person that purchases New Securities pursuant to Section 9.9(d). At such closing, the Corporation shall pay to such purchaser a purchase fee equal to one percent (1%) of the aggregate purchase price paid by such purchaser for such New Securities. At such closing, each such purchaser shall deliver to the Corporation the purchase price for the New Securities purchased by it by wire transfer of immediately available funds to the Corporation’s account designated by the Corporation in writing at least two (2) Business Days prior to such closing. Each such purchaser and the Corporation shall take all such other actions as may be reasonably necessary to consummate such purchase and sale including, without limitation, entering into such additional agreements as may be necessary or appropriate.

(ii) If any one or more of the Purchasers purchases all of the New Securities offered in any Offer Notice, and such Purchasers include one or more of OPTrust and its Affiliates, the Corporation shall enter into an agreement with such Purchasers for the purchase of such New Securities having substantially comparable provisions to this Agreement to the extent reasonably applicable, with such additions and modifications hereto as are appropriate to such transaction and upon which the parties may reasonably and in good faith agree.

(d) Sales to Other Persons. If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 9.9(b), the Corporation may, during the ninety (90) day period following the expiration of the periods provided in Section 9.9(b), offer and sell any or all of the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon other terms not materially more favorable to the offeree than, those specified in the Offer Notice. If the Corporation does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within forty-five (45) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to each ROFO Holder in accordance with this Section 9.9.

(e) Preferred Stock. Nothing in this Section 9.9 is intended to relieve, or have the effect of relieving, the Corporation from any of its covenants or obligations under Section 8(c) of the Series A Preferred Articles Supplementary or Section 8(c) of the Series B Preferred Articles Supplementary.

(f) Termination. The provisions of this Section 9.9 shall terminate upon the redemption of all Preferred Shares. The provisions of this Section 9.9 shall terminate earlier than as provided above with respect to any given ROFO Holder, and such Person shall cease to be a ROFO Holder hereunder, upon the earlier to occur of (I) such time as such ROFO Holder, together with its Affiliates, ceases to hold any Preferred Shares, and (II) the failure of such ROFO Holder, together with its Affiliates, to purchase, in any bona fide transaction subject to this Section 9.9, at least such ROFO Holder’s Pro Rata Amount of the New Securities actually issued and sold by the Corporation in such transaction in compliance with the provisions of this Section 9.9, provided that the aggregate purchase price received by the Corporation in respect of the portion of such New Securities issued and sold in such transaction to one or more of (x) the ROFO Holders and their respective Affiliates and (y) any other Person that is not a Related Person shall be at least $50,000,000.

9.10 No Impairment. So long as any Preferred Stock is outstanding, the Corporation shall:

(a) comply with its obligations under the Series A Preferred Articles Supplementary and the Series B Preferred Articles Supplementary, and the Corporation shall not take any action or make any omission that, with notice or the passage of time or both, would constitute a violation of (i) Section 8(c) of the Series A Preferred Articles Supplementary or (ii) Section 8(c) of the Series B Preferred Articles Supplementary; and

(b) not take or permit any action, or cause or permit any of its Subsidiaries (including as a Subsidiary, for purposes of this Section 9.10(b), any entity that would become a Subsidiary of the Corporation upon consummation of the contribution of the Planned Contributed Properties) to take or permit any action that would cause the Corporation to be prohibited from making any payments or distributions required to be made pursuant to the terms of the Preferred Stock, including, without limitation, any action that would prohibit the Corporation from making distributions under the MGCL.

9.11 Director and Officer Insurance. So long as either Purchaser has a designee on the Board of Directors of the Corporation, the Corporation shall maintain directors’ and officers’ liability insurance providing coverage in such amounts and on such terms as is customary for a publicly traded company of similar size to the Corporation. Such insurance shall include coverage for all directors of the Corporation, including any director designated (individually or jointly) by either Purchaser. The Purchasers hereby acknowledge and agree that the Corporation’s directors’ and officers’ liability insurance policy in effect as of the Closing Date, a copy of which has been furnished to the Purchasers, complies with this Section 9.11 as of the date hereof; provided that, upon the reasonable request of any of the Purchasers from time to time, to modify or increase the coverage of the Corporation’s directors’ and officers’ liability insurance policy that is then in effect in light of the circumstances existing at such time, then the

Corporation shall make such modifications or increase to such directors’ and officers’ liability insurance policy (or, if applicable, purchase an additional directors’ and officers’ liability insurance policy) as may be required, if at all, to comply with this Section 9.11.

9.12 Access. In addition to any other rights provided by law or set forth herein, from and after the Closing Date, (a) the Corporation shall, and shall cause each of its Subsidiaries to, give the Purchasers and their respective representatives access during reasonable business hours to (i) all properties, assets, books, contracts, commitments, reports and records relating to the Corporation and its Subsidiaries, and (ii) the management, accountants, lenders, customers and suppliers of the Corporation and its Subsidiaries; (b) with respect to each Contributed Property to be contributed by ELRH or any Affiliate thereof for which the consummation of such contribution remains pending, ELRH shall, and shall cause each of its Affiliates to, give the Purchasers and their respective representatives reasonable access to all information regarding the business, properties and liabilities of ELRH and its Affiliates to the same extent and under the same conditions granted to the Corporation under the Master Agreement; and (c) with respect to each Contributed Property to be contributed by DeBartolo or any Affiliate thereof for which the consummation of such contribution remains pending, DeBartolo shall, and shall cause each of its Affiliates to, give the Purchasers and their respective representatives reasonable access to all information regarding the business, properties and liabilities of DeBartolo and its Affiliates to the same extent and under the same conditions granted to the Operating Partnership under the DeBartolo Contribution Agreements; provided, however, in each case, that a party shall not be required to provide such access to any information or Persons if such party reasonably determines that access to such information or Persons would violate the attorney-client privilege between such party or any Affiliate thereof and its counsel that cannot be provided to the Purchasers in a manner that would avoid the violation of such attorney-client privilege. The provisions of this Section 9.12 shall terminate upon the redemption of all Preferred Shares. In addition, with respect to any Purchaser, the rights of such Purchaser under this Section 9.12 shall terminate as to such Purchaser at such time as such Purchaser, together with its Affiliates, ceases to hold any Preferred Shares.

9.13 Amendments to Transaction Documents. So long as any Preferred Shares are held by any of OPTrust, DeBartolo and their respective Affiliates, the Corporation shall not, and shall not permit any of its Subsidiaries to, enter into, become or remain subject to any agreement or instrument, except for the Transaction Documents, that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of this Agreement, the Warrants, the Series A Preferred Articles Supplementary, the Series B Preferred Articles Supplementary, the Put and ROFR Agreements, the Registration Rights Agreement, the Governance Agreement, the Master Agreement or the DeBartolo Contribution Agreements. For avoidance of doubt, any and all approval requirements of (i) shareholders of the Corporation or partners of the Operating Partnership under their respective Organizational Documents or under applicable Laws or (ii) lenders to the Corporation or any of its Subsidiaries or with respect to any of their respective properties (including for this purpose any Planned Contributed Properties) shall be disregarded for purposes of this Section 9.13.

9.14 Integration. The Corporation shall not, and shall use its best efforts to ensure that no Affiliate of the Corporation shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Preferred Shares and the Warrants hereunder in a manner that would require the registration under the Securities Act of the sale of any Preferred Shares or Warrants hereunder to the Purchasers.

9.15 Appraisal. Schedule B hereto sets forth the agreed value, for purposes of the leverage restrictions set forth in the Series A Preferred Articles Supplementary and the Series B Preferred Articles Supplementary, of each property owned by the Corporation and its Subsidiaries as of the Closing Date. Schedule C hereto sets forth the agreed value, for purposes of the leverage restrictions set forth in the Series A Preferred Articles Supplementary and the Series B Preferred Articles Supplementary, of each Planned Contributed Property. So long as any Preferred Shares are held by any of OPTrust, DeBartolo and their respective Affiliates, the Corporation shall cause an appraisal of each property owned by the Corporation and its Subsidiaries to be undertaken on December 1 of each calendar year. All appraisals required under this Section 9.15 shall be performed by a nationally recognized independent real property appraisal firm having specialized knowledge and expertise in the appraisal of multi-family residential properties; provided, however, any appraiser selected by the Corporation to perform appraisals required under this Section 9.15 shall be rotated at least once every three years (with the first such three-year period commencing on the Closing Date). The Corporation shall cause all such appraisals to be completed and distributed to each Purchaser not later than the January 20th immediately following the date of such respective update or appraisal. The cost of any annual appraisal and update obtained pursuant to this Section 9.15 shall be borne by the Corporation. The provisions of this Section 9.15 shall terminate upon the redemption of all Preferred Shares. In addition, with respect to any Purchaser, the rights of such Purchaser under this Section 9.15 shall terminate at such time as such Purchaser, together with its Affiliates, ceases to hold any Preferred Shares.

9.16 Use of Proceeds. The Corporation shall use the proceeds received from the issuance and sale of the Securities at the Closing solely for the purposes and at the time or times set forth in this Section 9.16 or on Schedule A hereto, as such Schedule may be updated from time to time by mutual agreement of the Corporation, OPTrust, DeBartolo and ELRH (the “Use of Proceeds Schedule”), and any fees shall be capped at the amounts indicated therein. For the avoidance of doubt, no portion of such proceeds may be used for the payment of distributions or dividends to the Corporation’s stockholders or to limited partners of the Operating Partnership. Any proceeds received from the issuance and sale of the Securities at the Closing, net of amounts paid or set aside for payment on or about the Closing Date in accordance with the Use of Proceeds Schedule (including, without limitation, an aggregate amount of $7,000,000 deposited in escrow on or about the Closing Date pursuant to the DeBartolo Contribution Agreements), shall be deposited on the Closing Date in one or more segregated bank accounts of the Corporation (collectively, the “Proceeds Accounts”). No withdrawals shall be permitted from the Proceeds Accounts without the written consent of OPTrust (so long as any of OPTrust and its Affiliates hold any Preferred Shares) and DeBartolo (so long as any of DeBartolo and its Affiliates hold any Preferred Shares), other than for (i) specific transaction costs that are required to be paid after the Closing Date as indicated on the Use of Proceeds Schedule as and when such amounts become due and (ii) expenditures in connection with the acquisition of additional multi-family residential properties in markets in the United States where the Corporation or ELRH has previously established a management presence (should there be any dispute regarding the existence of such management presence, the final determination of such management presence shall be made by the Purchasers in their reasonable discretion), provided such acquisition is approved by the Board of Directors. For so long as a Purchaser or any of its Affiliates holds any Preferred Shares, with respect to each calendar month in which any such withdrawals are made, the Corporation shall furnish a written report to such Purchaser within thirty (30) days after the end of such month specifying in reasonable detail the dates and amounts of such withdrawals and the purposes therefor.

9.17 Other Reporting Obligations. (a) During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Corporation shall deliver to each Purchaser by mail and without cost to such Purchaser the following reports in the form that the Corporation would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act as if the Corporation were subject thereto as well as the other documents listed herein:

(i) as soon as practicable, but in any event within the time frame prescribed for the filing of an annual report pursuant to the Exchange Act after the end of each fiscal year, an annual report on Form 10-K, and to the extent not included in such Form 10-K, an income statement of the Corporation for such fiscal year, a balance sheet of the Corporation and statement of stockholders’ equity as of the end of such fiscal year, and a statement of cash flows for such fiscal year, such year-end financial reports to be prepared on a consolidated basis, in reasonable detail, prepared in accordance with GAAP, and audited and certified by independent public accountants of nationally recognized standing selected by the Corporation; and

(ii) as soon as practicable, but in any event within the time frame prescribed for the filing of a quarterly report pursuant to the Exchange Act for each fiscal quarter of each fiscal year of the Corporation, a quarterly report on Form 10-K, and to the extent not included in such Form 10-Q, an unaudited income statement and statement of cash flows for such fiscal quarter and an unaudited balance sheet and a statement of stockholder’s equity as of the end of such fiscal quarter prepared on a consolidated basis.

(b) The Corporation at its sole cost and expense shall furnish to each of OPTrust and DeBartolo (in each case, for the avoidance of doubt, subject to the provisions of Section 9.5):

(i) as soon as practicable, but in any event at least 30 days prior to the end of each fiscal year, a budget for the next fiscal year, prepared on a monthly basis, including income statements, balance sheets, and statements of cash flows for such months, and, as soon as prepared, any other budgets or revised budgets prepared by the Corporation;

(ii) as soon as practicable, but in any event no later than 60 days after the end of each calendar year, annual fair value statements, with a December 31 year-end, prepared in accordance with International Financial Reporting Standards (“IFRS”); and

(iii) as soon as practicable, any additional reports as may be reasonably requested by such Purchaser from time to time for its own internal purposes.

(c) Audits. The Corporation shall be audited annually by a nationally recognized accounting firm (which firm is initially anticipated to be Ernst & Young).

(d) Termination. The provisions of this Section 9.17 shall terminate upon the redemption of all Preferred Shares. In addition, with respect to any Purchaser, the rights of such Purchaser under this Section 9.17 shall terminate at such time as such Purchaser, together with its Affiliates, ceases to hold any Preferred Shares.

9.18 Affiliate Transactions. So long as any Preferred Shares are held by any of OPTrust, DeBartolo and their respective Affiliates, no Related Person shall: (i) owe any amount to any of the Corporation and its Subsidiaries, nor shall any of the Corporation and its Subsidiaries owe any amount to, nor shall any of the Corporation and its Subsidiaries commit to make any loan or extend or guarantee credit to or for the benefit of, any Related Person; (ii) have any direct or indirect ownership interest in, or be an officer, director, employee, consultant or agent of, any Person that has a business relationship with any of the Corporation and its Subsidiaries; or (iii) own, directly or indirectly, in whole or in part, any real property, leasehold interests or other property, or any permits, the use of which is necessary for the conduct of the business of any of the Corporation and its Subsidiaries as currently conducted and as proposed to be conducted; provided, however, that the provisions of this Section 9.18 shall not apply to (I) the transactions contemplated hereby and by the other Transaction Documents as of the date hereof without giving effect to any amendment, modification or waiver thereof, (II) any Qualified Contribution Transaction (with respect to OPTrust, as such term is defined in the Series A Preferred Articles Supplementary and, with respect to DeBartolo, as such term is defined in the Series B Preferred Articles Supplementary), and (III) any other transaction or arrangement that is approved in writing by each of OPTrust and DeBartolo (which approval will not be unreasonably conditioned, delayed, or withheld, provided that such transaction or arrangement is made on terms and conditions that are no less favorable to the Corporation and its Subsidiaries than such terms and conditions as may be attained in a transaction not involving a Related Person). The provisions of this Section 9.18 are in addition to, and not in lieu of, any other applicable restrictions that may be set forth in the Organizational Documents of the Corporation (including the Charter) and elsewhere in the Transaction Documents (including the Series A Preferred Articles Supplementary and the Series B Preferred Articles Supplementary) or as may be provided by the MGCL or other applicable Laws. The provisions of this Section 9.18 shall terminate upon the redemption of all Preferred Shares. In addition, with respect to any Purchaser, the rights of such Purchaser under this Section 9.18 shall terminate at such time as such Purchaser, together with its Affiliates, ceases to hold any Preferred Shares.

9.19 Investment Company Act. At any time while any Preferred Stock is outstanding, the Corporation shall make all reasonable efforts to conduct its affairs, and to cause its Subsidiaries to conduct their affairs, in such a manner as to ensure that neither the Corporation nor its Subsidiaries will be or become an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

ARTICLE X.

Survival and Indemnification

10.1 Survival of Representations, Warranties, and Covenants.

(a) The representations and warranties of the parties contained in this Agreement shall survive, as applicable to each Purchaser, until the date upon which all of the shares of the series of Preferred Stock applicable to such Purchaser have been redeemed and shall be unaffected by any investigation heretofore or hereafter made by any party in favor of which any such representation and warranty has been made; except that the representations and warranties contained in Section 3.6 (Authorization of Preferred Stock), Section 3.14 (Private Placement), Section 3.16 (Waiver of Ownership Limits), Section 3.19 (Certain Fees) and Section 3.20 (Acknowledgment Regarding Purchasers’ Purchase of Securities) shall survive indefinitely. Any claim for indemnification in respect of any representation or warranty that is not asserted by notice given as herein provided relating thereto prior to the expiration of the specified period of survival shall not be pursued and is hereby irrevocably waived after the expiration of such period of survival. Any claim for a Loss in respect of such a breach asserted within such period of survival as herein provided will be timely made for purposes hereof.

(b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive and remain in effect indefinitely.

10.2 Indemnification.

(a) From and after the Closing, the Corporation shall indemnify and hold harmless each Purchaser from and against any and all Losses incurred, arising out of or relating to:

(i) any breach by the Corporation of any of the representations, warranties or covenants made by the Corporation in this Agreement;

(ii) any dividend or other distributions of any nature declared or paid by the Corporation in respect of the Preferred Stock, including any redemption or purchase thereof by the Corporation, that is claimed or alleged to have been made, or actually made, in violation of any applicable Laws;

(iii) any claim or Proceedings against the Corporation or such Purchaser in relation to this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby commenced by (A) any Governmental Entity with jurisdiction over the Corporation or any of its Subsidiaries or (B) any stockholder, director, or officer of the Corporation (other than such Purchaser and such Purchaser’s respective Affiliates and their respective representatives), or any representative thereof, including, without limitation, any allegation or claim that the transactions contemplated hereby or thereby are invalid or illegal, except to the extent resulting from the bad faith or willful malfeasance of any of such Purchaser and such Purchaser’s respective Affiliates; and

(iv) any claim or Proceedings against a Purchaser commenced by any director, officer, employee or other representative of such Purchaser (a “Representative”) who, in his or her capacity as a Representative of the Purchaser, has been appointed as a director of the Corporation, and (A) as a result of, or in connection with such Representative’s position as a director of the Corporation, is or becomes subject to any claim or Proceedings (the “Originating Proceedings”), and (B) such Representative makes a claim or commences Proceedings against the Purchaser in respect of an indemnity claim or claim for loss resulting from the Originating Proceedings; provided, however, that the Corporation shall not be obligated to indemnify the Purchaser under this clause (iv) to the extent that the Corporation is prohibited under applicable law from indemnifying such Representative in respect of such Originating Proceedings.

(b) From and after the Closing, ELRH shall indemnify and hold harmless each Purchaser from and against any and all Losses incurred, arising out of or relating to any breach by ELRH of any of the covenants made by ELRH in this Agreement.

(c) From and after the Closing, DeBartolo shall indemnify and hold harmless OPTrust from and against any and all Losses incurred, arising out of or relating to any breach by DeBartolo of any of the covenants made by DeBartolo in this Agreement.

(d) From and after the Closing, each Purchaser, severally and not jointly, shall indemnify and hold harmless the Corporation from and against any and all Losses incurred, arising out of or relating to any breach by such Purchaser of any of the representations, warranties or covenants made by such Purchaser in this Agreement.

(e) Without limitation to Section 10.2(a), from and after the Closing and for so long as any Series A Preferred Shares are held by any of OPTrust and its Affiliates, the Corporation shall indemnify and hold harmless each of OPTrust and its Affiliates from and against any and all U.S. federal, state or local income or withholding tax incurred or suffered by such Indemnitee as a holder of Series A Preferred Shares with respect to any gain that is treated as recognized by such holder from a sale or exchange (or deemed sale or exchange) by any of the Corporation and its Subsidiaries under Code section 897(h)(1) of a “United States real property interest” as defined in Code section 897(c)(1) and that results from any distribution made by the Corporation.

(f) The conduct of any Proceedings for which indemnification is available under this Section 10.2 shall be governed by Section 10.3. The indemnification obligations of any Indemnitor under this Section 10.2 shall be the exclusive remedy of the Purchasers hereunder for breaches of the representations, warranties and covenants addressed thereby, other than for fraud and equitable remedies, and shall be binding upon and inure to the benefit of any successors, permitted assigns, heirs and personal representatives of the Purchasers.

10.3 Procedures for Third-Party Claims.

(a) If any Indemnitee receives notice of assertion or commencement of any Third-Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice thereof; provided, however, that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay.

(b) Any Indemnitor will have the right to defend the Indemnitee against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee so long as (i) the Indemnitor notifies the Indemnitee in writing within ten (10) days after the Indemnitee has given notice of the Third-Party Claim that the Indemnitor will indemnify the Indemnitee from and against any such Losses, (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only monetary damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment in respect of, the Third-Party Claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnitee, and (v) the Indemnitor conducts the defense of the Third-Party Claim actively and diligently.

(c) So long as the Indemnitor is conducting the defense of the Third-Party Claim in accordance with Section 10.3(b), (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnitee will not consent to the entry of any judgment or enter into any compromise or settlement in respect of the Third-Party Claim without the prior written consent of the Indemnitor (which consent will not be unreasonably conditioned, delayed, or withheld), and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any compromise or settlement in respect of the Third-Party Claim without the prior written consent of the Indemnitee (which consent will not be unreasonably conditioned, delayed, or withheld); provided, however, that, in respect of clause (iii) above, the Indemnitee may condition such consent upon the delivery by the claimant or plaintiff to the Indemnitee of a duly executed unconditional release of the Indemnitee from all liability in respect of such Third-Party Claim.

(d) In the event any condition set forth in Section 10.3(b) is or becomes unsatisfied, however, (i) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement in respect of, the Third-Party Claim in any manner it reasonably may deem appropriate, provided that the Indemnitee will consult with and obtain the consent of the Indemnitor in connection therewith which shall not be unreasonably conditioned, delayed, or withheld, (ii) the Indemnitor will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnitor will remain responsible for any Losses the Indemnitee may suffer resulting from, arising out of, relating to, in the nature of, or caused by, the Third-Party Claim to the fullest extent provided in this Section 10.3.

10.4 Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”). If the Indemnitor does not so respond within such 30 day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

10.5 Certain Other Matters. Upon making any Indemnity Payment Indemnitor will, to the extent of such Indemnity Payment, be subrogated to all rights of Indemnitee against any third person (other than an insurance company) in respect of the Loss to which the Indemnity Payment related; provided, however, that (i) Indemnitor shall then be in compliance with its obligations under this Agreement in respect of such Loss and (ii) until Indemnitee fully recovers payment of its Loss, any and all claims of the Indemnitor against any such third person on account of such Indemnity Payment will be subrogated and subordinated in right of payment to Indemnitee’s rights against such third person. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnitor will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Any Indemnity Payment hereunder shall be treated as an adjustment to the applicable purchase price.

ARTICLE XI.

Miscellaneous

11.1 Amendments. This Agreement may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Agreement and signed by each of the parties hereto; provided, however, that any such amendment, modification or supplement that expressly relates specifically to OPTrust or to the Series A Preferred Shares and not to any other Purchasers or Preferred Shares shall not require the consent of the Purchasers other than OPTrust.

11.2 Assignment. Except as expressly provided otherwise in this Agreement, this Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other parties hereto; provided, however, that any Purchaser may, without obtaining the prior written consent of any other party hereto, assign, delegate, or otherwise transfer its rights and obligations hereunder to any of its Affiliates in connection with a transfer of Securities to such Affiliate, provided that any such assignment, delegation or other transfer shall not relieve such Purchaser from its obligations hereunder. Each party shall execute such acknowledgements of such permitted assignments in such forms consistent with the provisions hereof as the assigning party may from time to time reasonably request. Any attempted assignment, delegation, or transfer in violation of this Section 11.2 shall be void and of no force or effect.

11.3 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

11.5 Entire Agreement. This Agreement (including the Schedules attached hereto) and the other Transaction Documents constitute the entire agreement of the parties hereto in respect of the subject matter hereof and thereof, and supersede all prior agreements or understandings, among the parties hereto in respect of the subject matter hereof and thereof.

11.6 Fees and Expenses.

(a) At the Closing, the Corporation shall reimburse each Purchaser for reasonable out-of-pocket expenses (including fees and disbursements of their counsel and accountants) incurred by or on behalf of the applicable Purchaser in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement and each Transaction Document through and including the Closing Date, including legal and financial diligence relating thereto, up to the respective amounts provided therefor in the Use of Proceeds Schedule.

(b) The Corporation shall bear all of the expenses (including fees and disbursements of its counsel) incurred by or on behalf of the Corporation in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement and each Transaction Document and the consummation of the transactions contemplated hereby and thereby.

11.7 Governing Law. This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of New York applicable to contracts executed and performable solely in such state (except for matters governed exclusively by the MGCL).

11.8 Headings. The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

11.9 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the transactions contemplated hereby can only be brought in federal court sitting in the Eastern District of New York or, if such court does not have jurisdiction, any district court sitting in the Borough of Manhattan, New York County, New York, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit, or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit, or proceeding in any such court or that any such action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum.

11.10 Notices. Any notice, demand, request, instruction, correspondence, or other document required or permitted to be given hereunder by any party to the other shall be in writing and delivered (i) in person, (ii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, (iii) by certified mail, postage prepaid and return receipt requested, or (iv) by facsimile, as follows:

If to the Corporation, to:

4901 Dickens Road, Suite 101

Richmond, Virginia 23230

Attention: Stanley J. Olander, Jr.

Facsimile No.: (804) 237-1345

with a copy to (which shall not constitute notice):

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Attention: Daniel M. LeBey, Esq.

Facsimile No.: (804) 788-8218

If to OPTrust, to:

2335887 Ontario Inc.

1 Adelaide Street E.

Suite 1200

Toronto, Ontario M5C 3A7

Canada

Attention: Robert A.S. Douglas

Facsimile No.: (416) 681-2500

with a copy to (which shall not constitute notice):

Davies Ward Phillips & Vineberg LLP

900 Third Avenue, 24th Floor

New York, New York 10022

Attention: Jeffrey Nadler, Esq.

Facsimile No.: 212.318.0132

If to DeBartolo, to:

DeBartolo Development LLC

4401 W. Kennedy Boulevard, 3rd Floor

Tampa, Florida 33609

Attention: Edward M. Kobel

Facsimile No.: (813) 676-7696

with a copy to (which shall not constitute notice):

Gray Robinson, P. A.

201 N. Franklin Street, Suite 2200

Tampa, Florida 33602

Attention: Michael J. Nolan, Esq.

Facsimile No.: (813) 273-5039

If to ELRH, to:

c/o Elco Landmark Residential Holdings LLC

825 Parkway Street

Jupiter, Florida 33477

Attention: Joseph G. Lubeck, Chief Executive Officer

Facsimile No.: (561) 745-8745

with a copy to (which shall not constitute notice):

Goulston & Storrs P.C.

750 Third Avenue

New York, New York 10017

Attention: Yaacov M. Gross, Esq.

Facsimile No.: (212) 878-5527

Notice shall be deemed given, received, and effective on: (i) if given by personal delivery or courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; (ii) if given by certified mail, the third day after being so mailed if posted with the United States Postal Service; and (iii) if given by facsimile, the date on which the facsimile is transmitted if confirmed by transmission report during the transmitter’s normal business hours, or at the beginning of the next business day after transmission if confirmed at any time other than the transmitter’s normal business hours. Any person entitled to notice may change any address or facsimile number to which notice is to be given to it by giving notice of such change of address or facsimile number as provided in this Section 11.10. The inability to deliver notice because of changed address or facsimile number of which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made.

11.11 No Recourse. Notwithstanding any provision of this Agreement to the contrary, the Corporation agrees that neither it nor any person acting on its behalf may assert any claim or cause of action against any officer, director, stockholder, controlling person, manager, member, partner, employer, agent, representative, or affiliate of any Purchaser or such Purchaser’s officers, directors, stockholders, controlling persons, managers, members, partners, employees, agents, or representatives in connection with, arising out of, or relating to this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby, except to the extent that any such Person is or becomes a party to this Agreement or any of the other Transaction Documents.

11.12 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held (by a court of competent jurisdiction) to be invalid, illegal, or unenforceable under the applicable Law of any jurisdiction, (i) the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby, and (ii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

11.13 Specific Performance. The parties hereby acknowledge and agree that if the any party refuses to perform under this Agreement, monetary damages alone will not be adequate to compensate the other parties for their injuries. Therefore, each party shall, in addition to any other remedy that may be available to it, be entitled to obtain specific performance of this Agreement. If any action, suit, or proceeding is instituted by any party to enforce this Agreement, each of the other party hereby waives the defense that there is an adequate remedy at law. In the event of a default by any party that results in the filing of an action for damages, specific performance, or other remedies, the other parties shall be entitled to reimbursement by the defaulting party of all reasonable attorneys’ fees and expenses incurred by it.

11.14 Third-Party Beneficiaries. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto and their respective permitted assigns any rights or remedies under or by reason of this Agreement or the transactions contemplated hereby.

11.15 Waiver. The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any party whether at law, in equity, or otherwise. No delay, forbearance, or neglect by any party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof. With respect to any rights of the Purchasers collectively, or any obligations of any party other than OPTrust, under this Agreement, no waiver of any provision, consent required hereunder or departure from this Agreement shall be valid unless expressly and affirmatively made in writing and executed by OPTrust (such waivers or consents to be made or given in OPTrust’s sole and absolute discretion), except as otherwise expressly provided herein. Any other waiver or consent shall be valid or binding only if expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver. No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in such writing. * * * * *

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

APARTMENT TRUST OF AMERICA, INC.

By:	/s/ Stanley J. Olander, Jr.
Name:	Stanley J. Olander, Jr.
Title:	Chief Executive Officer

Signature to Securities Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

2335887 LIMITED PARTNERSHIP, by its general partner, 2335887 ONTARIO INC.

By:	/s/ Robert A. S. Douglas
Name:	Robert A. S. Douglas
Title:	President

By:	/s/ Joseph Lyn
Name:	Joseph Lyn
Title:	Vice-President and Secretary

Signature to Securities Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DK LANDMARK, LLC

By:	/s/ James A. Palermo
Name:	James A. Palermo
Title:	Executive Vice President

Signature to Securities Purchase Agreement

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

ELCO LANDMARK RESIDENTIAL HOLDINGS LLC

By: JLCo, LLC, a Florida limited liability company, its manager

By:	/s/ Joseph Lubeck
Name:	Joseph Lubeck
Title:	President

Signature to Securities Purchase Agreement